UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BELL INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Preliminary Copy - Subject to Completion
Bell Industries, Inc.
8888 Keystone Crossing
Suite 1700
Indianapolis, Indiana 46240-7657
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO OUR SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Bell Industries, Inc., a California corporation (the “Company,” “we,” “us,” or “our”), will be held at our headquarters located at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240, at 12:00 p.m., local time, on December 10, 2010, for the following purposes:
1.
To elect four directors to hold office until the next annual meeting of shareholders and thereafter until their successors have been elected and qualified. Our four nominees are: Mr. Dale A. Booth, Mr. Clinton J. Coleman, Mr. Michael R. Parks and Mr. Mark E. Schwarz;

2.	To approve an amendment to our charter to eliminate the supermajority voting requirements for transactions with related entities;
3.	To approve an amendment to Section 1.02 of our bylaws regarding the size of our board of directors;
4.	To approve the reincorporation of the Company from California to Delaware (the “Reincorporation”) by means of a merger with and into a wholly-owned Delaware subsidiary (“Bell Delaware”);
5.	To approve, in the event that the Reincorporation is effected, an amendment to our certificate of incorporation to effect a 1-for-20 reverse stock split;
6.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;
7.	If necessary, to adjourn the Annual Meeting to permit further solicitation of proxies if there are not sufficient votes to approve the Reincorporation and/or the reverse stock split; and
8.	To act on such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.
Our board of directors has fixed the close of business on [_____], 2010 as the record date for the Annual Meeting and only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote promptly via the Internet or by telephone by following the instructions on the proxy card, or you may vote by signing, dating and promptly returning the accompanying proxy card in the postage-paid envelope provided for that purpose. Voting via the Internet or by telephone or returning a completed proxy card will ensure your representation at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to
be held on December 10, 2010
In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the full set delivery option, we are delivering to all shareholders paper copies of all proxy materials, as well as providing access to those proxy materials on a publicly accessible website.
The notice of annual meeting of shareholders, proxy statement, form of proxy card and annual report to shareholders are available at www.proxyvote.com.

Sincerely yours,

Mark Schwarz Chairman of the Board of Directors
[______], 2010

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BELL INDUSTRIES, INC.
8888 Keystone Crossing
Suite 1700
Indianapolis, Indiana 46240-7657
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be held December 10, 2010
GENERAL INFORMATION
This proxy statement and accompanying proxy are being provided to shareholders on or about [___], 2010 in connection with the solicitation by the board of directors of Bell Industries, Inc., a California corporation (the “Company,” “we,” “us,” or “our”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on December 10, 2010 at our headquarters located at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240, or at any adjournment or postponement thereof.
Our board of directors recommends a vote:
1.	“FOR” each of the nominees for director listed in this proxy statement;
2.	“FOR” the approval of an amendment to our charter to eliminate the supermajority voting requirements for transactions with related entities;
3.	“FOR” the approval of an amendment to Section 1.02 of our bylaws regarding the size of our board of directors;
4.	“FOR” the approval of the reincorporation of the Company from California to Delaware (the “Reincorporation”) by means of a merger with and into a wholly-owned Delaware subsidiary (“Bell Delaware”);
5.	“FOR” the approval, in the event that the Reincorporation is effected, of an amendment to our certificate of incorporation to effect a 1-for-20 reverse stock split (the “reverse split”);
6.	“FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;
7.	“FOR” the adjournment of the Annual Meeting to permit further solicitation of proxies if there are not sufficient votes to approve the Reincorporation and/or the reverse split (the “Adjournment”); and
8.	In their discretion on such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.
If you do not specify how your shares are to be voted, your proxy will be voted in accordance with the recommendations of our board of directors.
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in addition to mailing a full set of the proxy materials to our shareholders, we are also providing access to our proxy materials on a publicly accessible website. Our notice of annual meeting of shareholders, proxy statement, form of proxy card and annual report to shareholders are available at www.proxyvote.com.

Our principal executive office is 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240, telephone number 317-704-6000.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions, passed upon the merits or fairness of the transactions, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.
VOTING INFORMATION
Outstanding Shares; Quorum
The close of business on [___], 2010 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. As of the record date, there were 433,416 shares of our common stock, without par value (the “common stock”) outstanding and entitled to vote. Each share of common stock is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares shall constitute a quorum.
How to Vote
You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals. Depending on whether your shares are registered directly in your name (as a “shareholder of record”) or your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian (in “street name”), there are several methods you can choose from to cast your vote.
If you are a shareholder of record, you can vote your proxy in any one of these methods:
•	Go to www.proxyvote.com shown on your proxy card and vote via the Internet;
•	You may vote by touchtone telephone by calling 1-800-690-6903 (this call is toll-free in the United States); or
•	Mark, sign, date and promptly return your proxy card in the postage-paid envelope.
You will need to have your proxy card available when voting via the Internet or by telephone. Therefore, please follow the specific instructions set forth on the proxy card. For security purposes, our electronic voting system has been designed to authenticate your identity as a shareholder of our common stock.
If you hold your shares as a “street name” holder, your broker, bank, custodian or nominee will provide you with materials and instructions for voting your shares. Broker non-votes occur when a nominee (which has voted on one or more matters at the meeting) does not vote on one or more other matters at the meeting because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to so vote.
If you decide to join us in person at the Annual Meeting and you are a shareholder of record, you may vote your shares in person at the meeting. If you hold your shares as a “street name” holder, you must obtain a proxy from your broker, bank, custodian or nominee, giving you the right to vote the shares at the meeting.
Votes shall be counted by one or more persons who shall serve as the inspectors of election. The inspectors of election will canvass the shareholders present in person at the meeting, count their votes and count the votes represented by proxies presented.
Regardless of whether you vote your shares at the Annual Meeting or by proxy and regardless of the number of shares of our common stock you own, your vote is important.

Required Vote to Approve; Abstentions and Broker Non-Votes
Directors are elected by a plurality of the votes cast (Proposal No. 1). This means that the four individuals nominated for election to the board who receive the most votes will be elected. In voting for our directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of his or her intent to cumulate votes prior to the vote at the Annual Meeting by following the special instructions on the proxy card and voting by mail. The return of an executed proxy provides the board of directors the discretionary authority to cumulate votes. If a quorum is present and voting, the four nominees receiving the highest number of votes will be elected to the board of directors. As a result, neither abstentions nor broker non-votes will have an effect on the election of directors.
The affirmative vote of holders of seventy-five percent (75%) of the shares of our common stock entitled to vote in the election of directors is necessary to amend our charter to eliminate the supermajority voting requirements for transactions with related entities (Proposal No. 2). Approval of the amendment to our bylaws requires the affirmative vote of a majority of the outstanding shares of our common stock, unless the votes cast against its adoption are equal to more than 162/3% of the outstanding shares of common stock, in which case the amendment will not be adopted (Proposal No. 3). The affirmative vote of the holders of a majority of our outstanding shares of common stock is necessary to approve the Reincorporation (Proposal No. 4) and the amendment to our certificate of incorporation to effect the 1-for-20 reverse split (Proposal No. 5). The approval of each of these proposals is a non-routine matter for brokers that hold their clients’ shares in “street name.” Abstentions and broker non-votes will have the same effect as a negative vote on each of these proposals.
Ratification of Crowe Horwath LLP as our independent registered public accounting firm (Proposal No. 6) and approval of the Adjournment if needed to solicit additional votes (Proposal No. 7) each requires the affirmative vote of a majority of the shares of our common stock represented and voting at the meeting (and which shares voting affirmatively also constitute at least a majority of the required quorum). The approval of each of these proposals is a routine matter for brokers that hold their client’s shares in “street name.” Abstentions will have the same effect as a negative vote on each of these proposals.
Revoking Your Proxy
There are three ways in which you can change your vote before your proxy is voted at the Annual Meeting. First, you can send our Secretary a written notice stating that you revoke your proxy. Second, you can submit a later dated vote via the Internet or by telephone or can submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change those instructions.
SUMMARY TERM SHEET
The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read this entire proxy statement, its appendices and the documents referred to or incorporated by reference in this proxy statement. Items in this summary term sheet include a caption reference directing you to a more complete description of that item.
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Actions To Be Considered by Shareholders (See “Proposal No. 1 Election of Directors,” “Proposal No. 2 Amendment to Charter to Eliminate Supermajority Voting for Transactions with Related Entities,” “Proposal No. 3 Amendment to Bylaws Regarding Size of Board,” “Proposal No. 4 Reincorporation of the Company from California to Delaware,” “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split,” and “Proposal No. 6 Ratification of Independent Registered Public Accounting Firm”)

We are seeking shareholder approval of the following actions:
•	Election of four directors to hold office until the next annual meeting of shareholders and thereafter until their successors have been elected and qualified;
•	An amendment to our charter to eliminate the supermajority voting requirements for transactions with related entities;
•	An amendment to Section 1.02 of our bylaws regarding the size of our board of directors;
•	Reincorporation of the Company from California to Delaware by means of a merger with and into Bell Delaware;
•	In the event that the Reincorporation is effected, an amendment to our certificate of incorporation to effect a 1-for-20 reverse split;
•	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
•	If necessary, adjourning the Annual Meeting to permit further solicitation of proxies if there are not sufficient votes to approve the Reincorporation and/or the reverse split.
•	Reincorporation
•
Effect of the Reincorporation (See “Proposal No. 4 Reincorporation of the Company from California to Delaware—Reincorporation of the Company from California to Delaware—Mechanics of the Reincorporation,” “—The Charters and Bylaws of the Company and Bell Delaware Compared and Contrasted” and “—Significant Differences Between the Corporation Laws of California and Delaware”)

The Reincorporation is the first of two discrete steps that would result in the termination of our registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our shareholders must approve the Reincorporation for the reverse split to occur. If the Reincorporation and the reverse split are both approved and effected, we estimate that the number of shareholders of record of our common stock will be reduced to less than 300. In such event, we will terminate our registration under the Exchange Act. Failure of the shareholders to approve the Reincorporation will result in abandonment of the proposed reverse split. However, failure of the shareholders to approve the reverse split will not result in abandonment of the Reincorporation.
Pursuant to the Agreement and Plan of Merger, in substantially the form attached hereto as Appendix A, we will merge into Bell Delaware, with Bell Delaware as the surviving corporation (the “merger”). Our separate corporate existence in California will cease upon the effectiveness of the merger. Our business will continue unaffected and unimpaired by the Reincorporation. Each outstanding share of common stock automatically will be converted into one share of Bell Delaware common stock, and the existing holders of common stock will own all of the outstanding shares of Bell Delaware common stock. No change in ownership will result from the Reincorporation. Bell Delaware will assume our stock option plans as well as our other employee incentive plans. Our directors and executive officers will be the directors and executive officers of Bell Delaware.
With certain exceptions, the provisions of our proposed certificate of incorporation to be effective after the Reincorporation, in substantially the form attached hereto as Appendix B (the “Delaware Certificate”), and our proposed bylaws to be effective after the Reincorporation, in substantially the form attached hereto as Appendix C (the “Delaware Bylaws”), are generally consistent with those of our articles of incorporation filed in California, as amended to date (the “California Articles”), and our Restated Bylaws, as amended to date (the “California Bylaws”). However, the Reincorporation includes the implementation of certain provisions in the Delaware Certificate and Delaware Bylaws which are required or permitted by the Delaware General Corporation Law (the “DGCL”) and which may alter the rights of shareholders and the powers of management and reduce shareholder participation in certain important corporate decisions. In addition, the California General Corporation Law (the “CGCL”) and the DGCL differ in many respects that may affect the rights of our shareholders, as described in more detail under “Proposal No. 4 Reincorporation of the Company from California to Delaware—Reincorporation of the Company from California to Delaware—Significant Differences Between the Corporation Laws of California and Delaware.”

•	Reverse Split
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Effect of the Reverse Split on Shareholders (See “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split—Questions and Answers Concerning the Reverse Split” and “—Special Factors of the Reverse Split”)

As stated above, our shareholders must approve the Reincorporation for the reverse split to occur. Failure of the shareholders to approve the Reincorporation will result in abandonment of the proposed reverse split. If the Reincorporation and reverse split are both approved by our shareholders, then as a result of the reverse split:
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Each share of common stock will automatically become and be converted into 1/20th (or approximately 0.05) of a share of common stock. This means that each twenty (20) shares of common stock that you own will automatically become and be converted into one share of common stock.

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We will pay cash in lieu of fractional shares based on the average of the closing prices of a share of our common stock during the 120 days prior to the date of this proxy statement, which will be $[___] per share on a pre-reverse split basis, or $[___] per share on a post-reverse split basis.

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If you own less than 20 shares of common stock, you will receive cash in lieu of fractional shares, and you will cease to be a shareholder. As a result, you will cease to have any direct or indirect ownership interest in the Company and will not be able to participate in any of our future earnings or growth.

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If you hold our common stock in more than one account and you do not consolidate your accounts, each account will be treated separately. As a result, if you own less than 20 shares in each of several accounts but the total number of shares which you own is more than 20 shares, you will cease to be a shareholder at the effective time of the reverse split and you will receive cash in lieu of all of your fractional shares.

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If you hold your shares of our common stock in street name (which is how your stock is held if you keep your stock in your brokerage or nominee account) you will receive cash and/or shares based on the number of shares held in your brokerage or nominee account. The shares, if any, and cash in lieu of fractional shares, will be determined separately for each account you hold in street name.

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The shares and cash in lieu of fractional shares will be separately determined for each brokerage firm who holds our common stock either on its own behalf or on behalf of its customers. Each account in each brokerage firm will be treated as a separate account for determining how many shares and how much cash in lieu of fractional shares will be paid.

•	Reasons for the Reverse Split (See “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split—Special Factors of the Reverse Split—Reasons for the Reverse Split”)
Following the reverse split, we expect to have fewer than 300 shareholders. In such event, we will terminate our registration under the Exchange Act. We estimate that as a result of the reverse split, the number of shareholders of record of our common stock will be reduced to less than 300.
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Effect of the Reverse Split on Officers, Directors and Affiliates (See “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split—Special Factors of the Reverse Split—Effects of the Reverse Split on our Affiliates”)

Mark E. Schwarz, a director of the Company, is the Managing Member of Newcastle Capital Group, L.L.C. (“NCG”), which is the general partner of Newcastle Capital Management, L.P. (“NCM”). NCM is the general partner of Newcastle Partners, L.P. (“Newcastle”), which owns 120,524 shares of our common stock for which Mr. Schwarz disclaims beneficial ownership. In addition, NCM is the general partner of BI Holdings, L.P. which holds a Second Amended and Restated Convertible Promissory Note (the “Amended Convertible Note”) issued by us which is currently convertible into 3,021,446 shares of our common stock (or approximately 87.5% of our outstanding common stock assuming conversion of the Amended Convertible Note) for which Mr. Schwarz disclaims beneficial ownership. Following the reverse split, Newcastle will own 6,026 shares of our common stock, and due to adjustment provisions of the Amended Convertible Note, the note will be convertible into 151,072 shares of common stock.
No other officer or director owns any significant number of shares of our common stock.
In addition to the shares owned by officers and directors, two of our directors hold options to purchase a total of 1,000 shares of our common stock at an exercise price of $51.60 per share. As a result of the reverse split, these options will entitle the holders to purchase approximately 50 shares of our common stock at an exercise price of $1,032.00 per share.
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Fairness of the Reverse Split (See “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split—Special Factors of the Reverse Split—Reasons for the Reverse Split” and “—Fairness of the Reverse Split to Unaffiliated Shareholders”)

Our board, in approving the reverse split, believes that the reverse split is fair to us and to our shareholders, including our unaffiliated shareholders, regardless of whether they receive cash in lieu of fractional shares or continue as shareholders.
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Action Required by Shareholders (See “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split—Amendment to Certificate of Incorporation to Effect Reverse Split—Exchange of Certificates and Elimination of Fractional Share Interests”)

You are not required to take any action before the reverse split becomes effective. If the Reincorporation and reverse split are both approved by our shareholders, then once the reverse split becomes effective, you will receive a letter of transmittal for you to receive any shares and cash in lieu of fractional shares which are due to you as a result of the 1-for-20 reverse split.
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Tax Treatment of the Reverse Split (See “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split—Amendment to Certificate of Incorporation to Effect Reverse Split—Certain Material U.S. Federal Income Tax Consequences”)

The exchange of one share of new common stock (the “New Shares”) for 20 shares of common stock (the “Old Shares”) is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). Cash paid for fractional shares will be treated as a payment in redemption of the fractional shares and the shareholder will recognize capital gain or loss, as the case may be, on the difference between the shareholder’s basis in the fractional share and the payment in lieu of the fractional share.
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No Appraisal Rights (See “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split—Amendment to Certificate of Incorporation to Effect Reverse Split—No Appraisal Rights”)

You will not have any rights of appraisal with respect to the reverse split, which means that you will not have any procedure to follow to challenge the valuation placed by us on your common stock in paying cash in lieu of fractional shares.

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Funds for Payment of Cash in Lieu of Fractional Shares (See “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split—Amendment to Certificate of Incorporation to Effect Reverse Split—Expenses”)

If the Reincorporation and reverse split are both approved by our shareholders, we will be paying our shareholders who have fractional shares for the value of the fractional shares, based on the average of the closing prices of a share of our common stock during the 120 days prior to the date of this proxy statement. We estimate that we will pay our shareholders no more than approximately $50,000 for their fractional shares. We will pay the costs associated with this proxy statement as well as the cash in lieu of fractional shares from cash available to us.
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Accounting Consequences of the Reverse Split (See “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split—Amendment to Certificate of Incorporation to Effect Reverse Split—Accounting Consequences of the Reverse Split”)

If the Reincorporation and reverse split are both approved by our shareholders, then as a result of the reverse split:
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The number of outstanding shares of common stock will be reduced from 433,416 shares, which are outstanding on the date of this proxy statement, to approximately 21,670 shares. The exact number of shares outstanding as of the reverse split will be determined following the effectiveness of the reverse split.

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The purchase of the fractional shares will be treated as the purchase of treasury stock and will be reflected in the shareholders’ equity section of our balance sheet as a reduction of additional paid-in capital in the amount of our payment in lieu of fractional shares, which is estimated at no more than approximately $50,000.

SPECIAL FACTORS
At the Annual Meeting, our shareholders are being asked to approve, among other things, the reverse split. Detailed information regarding the purposes, alternatives, reasons and fairness of the reverse split, as well as an explanation as to why we did not receive any reports, opinions or appraisals from a third party in connection with the reverse split, is provided under “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split,” and more specifically under “Special Factors of the Reverse Split” beginning on page 33 of this proxy statement. Shareholders should review the detailed information included under Proposal No. 5 prior to voting on the reverse split.
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes certain forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Many of the forward-looking statements contained in this proxy statement may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” and “estimated,” among others. Factors that could cause actual results to differ materially from those anticipated by the forward-looking statements we make in this proxy statement include, but are not limited to, the matters under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in other reports or documents that we file from time to time with the SEC. All forward looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. To the extent that there is any material change in the information discussed in this proxy statement, the Company will promptly disclose the change if required by applicable SEC rules and regulations. The safe harbor provisions under Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act do not apply to forward-looking statements made in our periodic reports that are incorporated by reference into this proxy statement.
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Our board of directors currently consists of four members, three of whom are independent within the director independence standards of the American Stock Exchange (“AMEX”). On the recommendation of our nominating committee, we are proposing to elect all four of our existing board members. Consequently, at the Annual Meeting, a total of four directors will be elected to hold office until the 2011 annual meeting of shareholders and until their successors have been elected and qualified.
Unless otherwise instructed, the proxyholders will vote the proxies received by them for the four nominees named below. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present board to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxyholders.

Information Regarding Nominees for Director
Biographical summaries and ages of our directors as of [___], 2010 are set forth below. The biographies of each of the directors contain information regarding the person’s service as a director, business experience, director positions at publicly held corporations or investment companies registered under the Investment Company Act of 1940 held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee and our board of directors to conclude that such directors should serve as members of our board. There is no family relationship among any of our directors or executive officers.
Mark E. Schwarz, age 50, has been a director of the Company since February 2000 and Chairman of the board of directors since September 2004. Since 1993, Mr. Schwarz has served as general partner, directly or through entities that he controls, of NCM, a private investment firm. Since December 2001, Mr. Schwarz has been the Managing Member of NCG, the general partner of NCM. Mr. Schwarz currently serves as Chairman of the board of directors of Hallmark Financial Services, Inc., a property-and-casualty insurance holding company, of Pizza Inn, Inc., a franchisor of and distributor to a chain-wide system of pizza restaurants, and of Wilhelmina International, Inc., a model and talent management company. Mr. Schwarz also presently serves as a director of SL Industries, Inc., a power supply and power motion products manufacturer and several privately held companies. During the past five years, Mr. Schwarz also served as a director of Medquist, Inc., a provider of clinical documentation workflow solutions in support of electronic health records, Nashua Corporation, a manufacturer of specialty papers and labels, Vesta Insurance Group, Inc., an insurance company, and Web Financial Corporation, a specialty bank and finance company. He has extensive experience in investment management and the management of publicly traded and privately held companies engaged in a wide range of industries.
Michael R. Parks, age 48, has been a director of the Company since June 2000. Since 1992, Mr. Parks has been Chief Executive Officer of The Revere Group, an NTT Data company, a business and technology consulting company. Mr. Parks presently serves on the boards of True Partners (privately held company) and The Revere Group. He has extensive experience in the management of companies engaged in providing technology services.
Clinton J. Coleman, age 33, has been a director of the Company since January 2007 and currently serves as Chief Executive Officer. Mr. Coleman served as our Interim Chief Executive Officer from July 2007 until January 2010. He is also a Vice President of NCM, the general partner of Newcastle. Mr. Coleman has also recently served as Interim Chief Financial Officer of Pizza Inn, Inc. between July 2006 and January 2007. Prior to joining Newcastle, Mr. Coleman served as a portfolio analyst with Lockhart Capital Management, L.P., an investment partnership, from October 2003 to June 2005. From March 2002 to October 2003 he served as an associate with Hunt Investment Group, L.P., a private investment group. Previously, Mr. Coleman was an associate director with the Mergers & Acquisitions Group of UBS. Mr. Coleman is also a director of Pizza Inn, Inc. and several privately held companies. During the past five years, Mr. Coleman also served as a director of Nashua Corporation. He has extensive experience in investment management and the management of publicly traded and privately held companies engaged in a wide range of industries.
Dale A. Booth, age 52, joined our board of directors in September 2008. Since 2009, Mr. Booth has served as a Managing Director of TurnPoint Advisors, LLC, a consulting firm that provides C-level leadership and advisory services to companies facing operational or financial stress. From 2004 to 2009, Mr. Booth served as a Managing Member of Booth Partners, L.L.C., a private investment and consulting firm. From May 2007 to December 2008 he was Executive Chairman and Chief Executive Officer of SensorLogic Inc., a leading provider of wireless data management and connectivity solutions. Prior to that Mr. Booth served as President and Chief Executive Officer of privately held NextiraOne LLC between 2004 and 2007. From 2003 to 2004 Mr. Booth served as President and Chief Executive Officer of publically held Daisytek International, Inc. From 2000 to 2003, he served as Chairman and Chief Executive Officer of privately held Enginex Networks, Inc. Mr. Booth presently serves on the board of Virgin Islands Telephone Company Inc. He previously served as a director of publicly held Riverstone Networks Inc., publicly held Daisytek International, Inc. and privately held Telcove Inc. He has extensive experience in the management of companies engaged in providing technology services and developing technology products.

Under the terms of an agreement between Newcastle and us dated June 13, 2008, so long as Newcastle either (a) beneficially owns more than 50% of the shares of our outstanding common stock (including any common stock issuable upon conversion of the Amended Convertible Note) or (b) greater than 50% of the initial principal amount of the Amended Convertible Note remains outstanding, we agree to appoint to our board a number of designees of Newcastle constituting 50% of the then outstanding board members (or, if the number of members of the board of directors is an odd integer, such number of designees that is the lowest integer that is greater than 50% of our outstanding board members). In addition, pursuant to a purchase agreement between Newcastle and us dated January 31, 2007, so long as Newcastle beneficially owns at least 5% of our outstanding common stock, Newcastle is entitled to designate two members to our board of directors. Newcastle’s two designees are Messrs. Schwarz and Coleman.
Recommendation of the Board
Our board of directors unanimously recommends that you vote “FOR” the election of each of the nominees listed above. Proxies received will be so voted unless shareholders vote otherwise via the Internet or by telephone or specify otherwise in their completed and returned proxy cards.
Corporate Governance
Director Independence
The board has determined that each of Messrs. Parks, Schwarz and Booth has no material relationship with us which would interfere with the exercise of independent judgment as a director, which is consistent with the AMEX director independence standards. In determining the independence of our directors and of each member of our committees, we utilize the independence standards of the AMEX. Our common stock had been listed on the AMEX until April 23, 2008. These independence standards are applied consistently to all directors and committee members. Mr. Coleman does not meet the aforementioned independence standards because he is our Chief Executive Officer.
Board Committees
The board has established an audit committee, a compensation committee and a nominating committee. Other committees may be established by the board from time to time. Following is a description of each of the committees and their composition.
Audit Committee. Our audit committee currently consists of three directors: Messrs. Booth (Chairman), Schwarz and Parks. The board has determined that:
•	Mr. Booth qualifies as an “audit committee financial expert,” as defined by the SEC; and
•
all members of the audit committee (i) are “independent” under the AMEX independence standards, (ii) other than Mr. Schwarz, meet the criteria for independence as set forth in the Exchange Act, (iii) have not participated in the preparation of our financial statements at any time during the past three years and (iv) are financially sophisticated as such term is defined in the American Stock Exchange Company Guide. Mr. Schwarz is not independent as a result of his affiliation with Newcastle.

The audit committee is governed by a charter, which was adopted by the board and is available on our website at www.bellind.com. Among other things, the charter calls upon the audit committee to:
•	oversee our auditing, accounting and control functions, including having primary responsibility for our financial reporting process;

•	monitor the integrity of our financial statements to ensure the balance, transparency and integrity of published financial information;
•	monitor our outside auditors independence, qualifications and performance;
•	monitor our compliance with legal and regulatory requirements; and
•	monitor the effectiveness of our internal controls and risk management system.
It is not the duty of the audit committee to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Our management is responsible for preparing our financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. Our audit committee does, however, consult with management and our independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the audit committee is responsible for retaining, evaluating and, if appropriate, recommending the termination of our independent registered public accounting firm and approving professional services provided by them. The audit committee met four times during 2009.
Compensation Committee. Our compensation committee consists of three members: Messrs. Schwarz (Chairman), Booth and Parks. The board has determined that:
•	all members of the compensation committee qualify as “independent” under the AMEX independence standards;
•	all members of the compensation committee, other than Mr. Schwarz, qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act; and
•	all members of the compensation committee qualify as “outside directors” under Section 162(m) of the Code.
The compensation committee is governed by a charter, which was adopted by the board and is available on our website at www.bellind.com. Among other things, our compensation committee determines the compensation of the Chief Executive Officer, reviews and approves compensation for all other executive officers as presented by the Chief Executive Officer, reviews and makes recommendations with respect to incentive compensation plans and equity-based plans, and provides oversight and guidance for compensation and benefit programs for all of our employees. The compensation committee does not use the services of any external consultant in determining either executive or director compensation. The compensation committee met one time during 2009.
Nominating Committee. Our nominating committee consists of three members: Messrs. Parks (Chairman), Booth and Schwarz. The board has determined that all members of the nominating committee qualify as “independent” under the AMEX independence standards. The nominating committee is governed by a charter that was adopted by the board and is available on our website at www.bellind.com. Among other things, our nominating committee identifies individuals qualified to become board members and recommends to the board the nominees for election to the board. The nominating committee met one time during 2009.
The nominating committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees. The nominating committee will consider persons recommended by shareholders for nomination for election as directors. The nominating committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a committee-recommended nominee. Shareholders wishing to recommend director candidates must follow the prior notice requirements as described under “Other Matters —Shareholder Proposals” in this proxy statement.

Board Leadership Structure
Our board of directors currently separates the role of Chairman of the Board from the role of Chief Executive Officer because the board believes this provides an efficient and effective leadership model for the Company. Separating the Chairman of the Board and Chief Executive Officer roles strengthens our corporate governance by enhancing board independence and oversight. The separation of these positions allows our Chief Executive Officer to better focus on his responsibilities of running our day-to-day operations, communicating with our constituents, seeking to expand and enhance our brand and implementing our strategy and other decisions of the board, while allowing the Chairman of the Board to lead the board in its fundamental role of providing advice to and independent oversight of management. A critical role of the board is to supervise the Chief Executive Officer. Effective supervision cannot happen if the board is controlled by the very person it is supposed to supervise. Because of the separation of the Chairman of the Board and Chief Executive Officer positions, the board has determined it is not necessary, nor would it lead to more effective corporate governance, to appoint a lead director.
The board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.
Board Role in Risk Oversight
One of the board’s key functions is informed oversight of our risk management process. The board does not have a formal risk management committee, but rather administers this oversight function through various standing committees of the board that address risks inherent in their respective areas of oversight. In particular, the audit committee focuses on financial and enterprise risk exposures, including internal controls. The audit committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The board also periodically receives information about our risk management activities and the most significant risks we face. This is principally accomplished through audit committee reports to the board and summary briefings provided by management. The audit committee members, as well as each other director, also have access to our principal financial officer and any other members of our management for discussions between meetings as warranted.
The board’s other committees oversee risks associated with their respective areas of responsibility. For example, the compensation committee assesses risk related to our compensation policies and practices.
Code of Ethics
The board has established a corporate Code of Ethics which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Ethics is designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the code; and
•	accountability for adherence to the Code of Ethics.
Waivers to the Code of Ethics may be granted only by the board. In the event that the board grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver on a Current Report on Form 8-K within four business days following the date of the waiver. Our Code of Ethics is available without charge, upon written request sent to Bell Industries, Inc., Attention: Secretary, at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240 and is available on our website at www.bellind.com.

Public Availability of Corporate Governance Documents
Our key corporate governance documents, including our Code of Ethics and the charters of our audit committee, compensation committee and nominating committee are:
•	available on our corporate website at www.bellind.com; and
•	available in print to any shareholder who requests them from our Secretary.
Director Attendance
The board held five meetings during 2009. Each director attended at least 75% of the meetings of the board and of the committees on which he served.
Executive Sessions of the Board
Our independent directors meet regularly in executive session without management to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the board. We expect the board to have at least four executive sessions each year.
Communications to the Board
Shareholders interested in communicating with the board or to specified individual directors may do so in writing to Bell Industries, Inc., 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240; Attention: Chief Executive Officer. These communications will be forwarded to the appropriate director or directors.
Shareholder Meeting Attendance
Directors are strongly encouraged to attend annual meetings of shareholders, but no specific policy exists regarding attendance by directors at such meetings. All directors attended the 2009 Annual Meeting of Shareholders.
Director Compensation
Directors are compensated for serving on the board and board committees through quarterly cash payments and options to purchase shares of our common stock. The Chairman of the Board receives annual cash compensation of $24,000. The Chairman of the audit committee receives total annual cash compensation of $17,000, payable on a quarterly basis. Each director receives annual cash compensation of $12,000, payable on a quarterly basis, for serving on the board and board committees.

Director Compensation Table
The following table shows the compensation of the members of our board, other than Mr. Coleman, during fiscal year 2009. The compensation earned by Mr. Coleman for his service as a director is reported in the “All Other Compensation” column of our Summary Compensation Table. See “Executive Compensation—Summary Compensation Table.” Columns have been omitted from the table when there has been no compensation awarded to, earned by or paid to any of the members of our board required to be reported in that column.

	Fees Earned or Paid
Name	in Cash ($)	Total ($)

Mark E. Schwarz (1)	24,000	24,000

Dale A. Booth	17,000	17,000

Michael R. Parks (1)	12,000	12,000

(1)	At December 31, 2009, 1,000 stock options were outstanding for each of Messrs. Schwarz and Parks.
PROPOSAL NO. 2 AMENDMENT TO CHARTER TO ELIMINATE SUPERMAJORITY VOTING FOR
TRANSACTIONS WITH RELATED ENTITIES
Proposal No. 2 is an amendment to the California Articles (or, if the Reincorporation is effected, the Delaware Certificate) to delete the supermajority voting requirements of Article Seven of the California Articles (or, if the Reincorporation is effected, Article Eight of the Delaware Certificate) in its entirety. Article Seven of the California Articles imposes a supermajority approval requirement for transactions with certain related entities which is not otherwise required by California (or Delaware) law and reads as follows1:
“SEVEN: (1) Except as set forth in Section (2) of this Article Seven:
(a) any merger or consolidation of this corporation or any of its subsidiaries with or into any other corporation, or,
(b) any sale, lease, exchange or other disposition of all or substantially all of the property and assets of this corporation or any of its subsidiaries to or with any other corporation, person or other entity, or
(c) any sale, lease, exchange or other disposition to this corporation or any of its subsidiaries of any assets, cash, securities or other property of any other corporation, person or other entity in exchange for securities of this corporation or any of its subsidiaries, shall require the affirmative vote of the holders of shares representing (i) at least seventy-five percent (75%) of all classes of stock of this corporation entitled to vote in the election of directors, considered for the purposes of this Article Seven as one class, and (ii) at least a majority of all such classes of stock of this corporation considered for the purposes of this Article Seven as one class, which are not beneficially owned, directly or indirectly, by such other corporation, person or other entity, if as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of shares possessing twenty percent (20%) or more of the votes of the outstanding shares of stock of this corporation entitled to vote in the election of directors, considered for the purposes of this Article Seven as one class. Such other corporation, person or other entity is hereafter sometimes referred to as a “related entity.” Such affirmative vote, as provided in this Article Seven, shall be in lieu of any lesser vote of the holders of the stock of this corporation otherwise provided by law or any agreement or contract to which this corporation is a party, and shall be in addition to any class vote to which any class of stock of this corporation may be entitled.

[1]	Article Eight of the Delaware Certificate contains identical language.

(2) The provisions of this Article Seven shall not apply to any transaction described in clauses (a), (b) or (c) of Section (1) of this Article Seven if:
(a) the Board of Directors of this corporation shall have approved such transaction prior to the time that such corporation, person or other entity became a related entity, or
(b) a majority of the outstanding shares of stock of such other corporation is owned of record or beneficially, directly or indirectly, by this corporation or its subsidiaries.
(3) For the purposes of this Article Seven, and without limiting the definition of “beneficial owner” or “beneficially own,” any corporation, person or other entity shall be deemed to be the “beneficial owner” of or to “beneficially own” any share of stock of this corporation (a) which it has the right to acquire either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (b) which is “beneficially owned,” directly or indirectly (including shares deemed owned through application of the foregoing clause (a) of this Section (3), by any other corporation, person or other entity either with which it or its “affiliate” or “associates” have any apparent arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of this corporation, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect from time to time or any successor provision. Also for purposes of this Article Seven, the “outstanding” shares of any class of stock of this corporation shall include shares deemed owned through application of the foregoing clauses (a) and (b) of this Section (3), but shall not include any other shares which may be issuable either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; and the term “substantially all of the property and assets of this corporation or any of its subsidiaries” shall mean those properties and assets involved in any single transaction or series of related transactions having an aggregate fair market value of more than a majority of the total consolidated assets of this corporation and its subsidiaries.
The Board of Directors of this corporation shall have the power and duty to determine for the purposes of this Article Seven, on the basis of information known to this corporation, whether (i) any corporation, person or other entity “beneficially owns,” directly or indirectly, twenty percent (20%) or more of the shares of stock of this corporation entitled to vote in the election of directors, and (ii) any corporation, person or other entity is an “affiliate” or “associate” of another. Any such determination made in good faith shall be conclusive and binding for all purposes of this Article Seven.
(4) No amendment to the Certificate of Incorporation of this corporation shall amend, alter, change or repeal any of the provisions of this Article Seven unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of (a) seventy-five percent (75%) of all classes of stock of this corporation entitled to vote in the election of directors, considered for the purposes of this Article Seven as one class, and (b) at least a majority of all such classes of stock of this corporation, considered for the purposes of this Article Seven as one class, which are not beneficially owned, directly or indirectly, by a related entity.”
Our board of directors has considered carefully the advantages and disadvantages of the supermajority vote requirements for transactions with related entities set forth above. After its review, the board of directors determined that the protection provided by the supermajority approval requirement is unnecessary in view of other provisions of the CGCL (or DGCL) which apply to certain transactions with interested or related parties. Accordingly, the board has proposed and is recommending approval of an amendment to the California Articles (if the Reincorporation is not effected) or the Delaware Certificate (if the Reincorporation is approved by our shareholders and effected) that would delete Article Seven of the California Articles or Article Eight of the Delaware Certificate in its entirety.

Some supermajority vote provisions are intended to encourage a person making an unsolicited bid for a company to negotiate with the board of directors to reach terms that are fair and in the best interests of shareholders. Other provisions that require a supermajority vote to amend certain provisions of the charter can be viewed as facilitating corporate governance stability by requiring broad shareholder consensus to effect changes. However, many investors and others view these provisions as inconsistent with principles of good corporate governance. Although these measures can be beneficial, our board recognizes that the requirement of a supermajority vote can limit the ability of a majority of our shareholders at any particular time to effect change by essentially providing a veto to a large minority shareholder or group of shareholders. In addition, a lower threshold for shareholder votes can increase shareholders’ ability to participate effectively in corporate governance. Accordingly, our board has concluded that it is in the best interests of our shareholders to eliminate the supermajority voting requirements for transactions with related entities. The board has determined that elimination of these requirements further maximizes its accountability to shareholders.
The removal of Article Seven from the California Articles (or Article Eight from the Delaware Certificate) will have two principal effects on shareholder voting. First, those transactions that would otherwise require a shareholder vote would require the vote of the holders of a majority of our outstanding stock in accordance with the CGCL (or DGCL as the case may be), rather than a 75% supermajority vote under Article Seven of the California Articles (and Article Eight of the Delaware Certificate). Second, our board of directors will be able to effect, without obtaining shareholder approval, any transactions currently covered by Article Seven of the California Articles (or Article Eight of the Delaware Certificate) that do not otherwise require shareholder approval under the CGCL (or DGCL, respectively).
The affirmative vote of holders of 75% of the shares of our common stock entitled to vote in the election of directors is necessary to approval this proposal.
Recommendation of the Board
For the reasons described in this proxy statement, our board of directors unanimously recommends that you vote “FOR” the approval of the amendment to our charter to eliminate supermajority voting for transactions with related entities. Proxies received will be so voted unless shareholders vote otherwise via the Internet or by telephone or specify otherwise in their completed and returned proxy cards.
PROPOSAL NO. 3
AMENDMENT TO BYLAWS REGARDING SIZE OF BOARD
Proposal No. 3 is an amendment to remove limitations on the size of the board of directors from Section 1.02 of our current bylaws, which reads as follows:
“The number of directors of the corporation shall be not less than six nor more than eleven with the initial number being seven. The number of directors may be changed within the above parameters by a bylaw amending this Section 1.02 duly adopted by the vote or written consent of a majority of the outstanding shares entitled to vote or by a resolution adopted by a majority of the total number of authorized directors; provided, however, that a bylaw reducing the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in the case of action by written consent are equal to more than 16 2/3 percent of the outstanding shares entitled to vote.”
We are asking our shareholders to approve an amendment to Section 1.02, such that Section 1.02 would read in its entirety as follows:
“The Board shall consist of at least four (4), but no more than seven (7) directors, as shall be fixed from time to time by the affirmative vote of a majority of the entire Board of Directors.”

Our board currently has four members and, as a result, there is a vacancy on the board. The board believes that its current size is appropriate for us, given our size, the attributes of the members of the board and other considerations, and provides an advantage in terms of efficiency, full discussion and participation by all members, and greater flexibility in scheduling meetings. The board believes its size will continue to be sufficient to ensure diversity of experience and viewpoints of board members and to be able to satisfy current and future corporate governance requirements without compromising the efficiency of the board, particularly in light of our size. However, because of Section 1.02, the board size cannot be reduced without the shareholder vote described below. We have no knowledge of any current efforts to obtain control of the Company, and this proposal is not intended to make a takeover of the Company more difficult.
As stated above, changing the range requires the affirmative vote of a majority of our outstanding shares of common stock. Since we are seeking to change the minimum number of directors to a number less than five, the amendment cannot be adopted if the votes cast against its adoption are equal to more than 16 2/3% of the outstanding shares entitled to vote.
If this proposal is approved but the Reincorporation is not effected, then we would have to obtain shareholder approval if, at a later date, we sought to effect another change to the stated range. If the Reincorporation is approved and effected but this proposal is not approved by our shareholders, the Delaware Bylaws will contain a provision identical to Section 1.02 of our current bylaws.
Recommendation of the Board
For the reasons described in this proxy statement, our board of directors unanimously recommends that you vote “FOR” the approval of the amendment to Section 1.02 of our bylaws regarding the size of the board. Proxies received will be so voted unless shareholders vote otherwise via the Internet or by telephone or specify otherwise in their completed and returned proxy cards.
PROPOSAL NO. 4 REINCORPORATION OF THE COMPANY FROM CALIFORNIA TO DELAWARE
Questions and Answers Concerning the Reorganization
Why are you electing to reincorporate from California to Delaware?
Our principal executive offices moved to Indianapolis, Indiana in 2006. Our operating subsidiaries Bell Techlogix, Inc. and Bell Industries—Recreational Products Group, Inc. are incorporated in Delaware and Minnesota, respectively. Less than 2% of our revenues in 2009 were derived in California. Our board believes it will also give us a greater measure of flexibility in corporate governance than is currently available under California law and will help us attract and retain directors and officers. Accordingly, the board of directors believes that there is no compelling business reason to remain a California corporation. In addition, the Reincorporation in Delaware is the first of two discrete steps that would result in the termination of our registration under the Exchange Act. Our shareholders must approve the Reincorporation for the reverse split to occur. If the Reincorporation and the reverse split are approved and effected, we estimate that the number of shareholders of record of our common stock will be reduced to less than 300. In such event, we will terminate our registration under the Exchange Act. The principal reasons for the Reincorporation are described in greater detail below under “—Reincorporation of the Corporation from California to Delaware—Principal Reasons for the Reincorporation.”
What are the principal terms of the Reincorporation?
Pursuant to the Reincorporation Agreement:
•	We will merge with and into Bell Delaware, with Bell Delaware as the surviving corporation;
•	Our separate corporate existence in California will cease upon the effectiveness of the merger;
•	Each outstanding share of our common stock automatically will be converted into one share of Bell Delaware common stock;
•	Bell Delaware will assume our stock option plans as well as our other employee incentive plans, including the 2007 Stock Incentive Plan; and
•	The existing holders of our common stock will own all of the outstanding shares of Bell Delaware common stock and no change in ownership will result from the Reincorporation.

Will you change your name as a result of the Reincorporation?
No. We will retain the name “Bell Industries, Inc.” but will be incorporated under the laws of the state of Delaware.
Will the Reincorporation change your business?
No. The Reincorporation will not change our current business. Our principal executive offices will remain located at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240. Only our state of incorporation will change. The Reincorporation will not have any effect on our operating subsidiaries, including Bell Techlogix, Inc. and Bell Industries — Recreational Products Group, Inc.
Will you have the same directors and executive officers that you currently have following the Reincorporation?
Yes. Our executive officers and members of our board will not change as a result of the Reincorporation.
Who are the parties to the Reincorporation?
Bell Industries, Inc., a California corporation
We operate our business through our two operating subsidiaries, Bell Techlogix, Inc., which provides integrated technology product and service solutions, and Bell Industries—Recreational Products Group, Inc., which is a wholesale distributor of aftermarket parts and accessories for recreational vehicles, boats, snowmobiles, motorcycles and ATVs. We were originally incorporated in the State of Delaware, reincorporated in the State of California in 1995, and operate on a calendar fiscal year.
Delaware Bell Industries, Inc., a Delaware Corporation
Delaware Bell Industries, Inc., a Delaware corporation, is our recently formed and wholly-owned subsidiary. Bell Delaware was formed for the sole purpose of effecting the Reincorporation. Bell Delaware presently has no operating history and has nominal assets, liabilities and capitalization.
The principal place of business of each of the Company and Bell Delaware is located 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240. The telephone number for each is 317-704-6000.
When is the Reincorporation expected to be completed?
We expect that the Reincorporation will become effective shortly following the Annual Meeting.
What if the Reincorporation is not approved by our shareholders?
The merger and Reincorporation will not occur, you will continue to hold shares of our common stock, and we will continue to be incorporated in the State of California.
Does the Reincorporation affect my percent of ownership in the Company?
No. Upon consummation of the merger effecting the Reincorporation, each outstanding share of our common stock automatically will be converted into one share of common stock of the surviving corporation in the merger, Bell Delaware, the shares of Bell Delaware common stock held by the Company will be cancelled, and no additional shares will be issued in the merger. Therefore, the number of shares and the percentage of ownership you hold in the Company will not be changed by virtue of the Reincorporation. If, however, the reverse split is also approved by our shareholders, the number of shares and percent of ownership you hold in the Company will be changed. See “Proposal No. 5 Amendment to Certificate of Incorporation to Effect 1-for-20 Reverse Split—Special Factors of the Reverse Split—Effects of the Reverse Split on our Other Shareholders.”

How does the board of directors recommend that I vote?
Our board unanimously approved the Reincorporation and, accordingly, recommends that you vote your shares “FOR” this proposal.
Reincorporation of the Company from California to Delaware
Overview
On September 9, 2010, our board approved the Reincorporation of the Company from California to Delaware by means of a merger of the Company with and into Bell Delaware. Bell Delaware will survive the merger and issue one share of its common stock, $0.01 par value per share, for each outstanding share of our common stock, without par value, in connection with the merger. The name of the Delaware corporation, which will be the successor to the Company, will be Bell Industries, Inc. We intend to file a certificate of amendment to the Delaware Certificate as soon as practicable following the effectiveness of the merger to effect the name change, as well as, to the extent approved by our shareholders, to effect the reverse split.
The Reincorporation is the first of two discrete steps that would result in the termination of our registration under the Exchange Act. Our shareholders must approve the Reincorporation for the reverse split to occur. If the Reincorporation and the reverse split are approved and effected, we estimate that the number of shareholders of record of our common stock will be reduced to less than 300. In such event, we will terminate our registration under the Exchange Act. Failure of the shareholders to approve the Reincorporation will result in abandonment of the proposed reverse split. However, failure of the shareholders to approve the reverse split will not result in abandonment of the Reincorporation.
Shareholders are urged to read this proxy statement carefully, including the related appendices referenced below and attached to this proxy statement, before voting on the Reincorporation. The following discussion summarizes material provisions of the Reincorporation. This summary is subject to and qualified in its entirety by the Reincorporation Agreement in substantially the form attached hereto as Appendix A, the Delaware Certificate to be effective after the Reincorporation, in substantially the form attached hereto as Appendix B, and the Delaware Bylaws to be effective after the Reincorporation, in substantially the form attached hereto as Appendix C. Copies of our California Articles and our California Bylaws are filed publicly as exhibits to our periodic reports and are also available for inspection at our principal office. Copies will be sent to shareholders free of charge upon written request to our Secretary at Bell Industries, Inc., 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240.
Mechanics of the Reincorporation
The Reincorporation will be effected by the merger of the Company with and into Bell Delaware, a wholly-owned subsidiary of the Company that has been recently incorporated under the DGCL for purposes of the Reincorporation. The Company will cease to exist as a result of the merger and Bell Delaware will be the surviving corporation and will continue to operate our business as it existed prior to the Reincorporation. Assuming approval by our shareholders, we currently intend to cause the Reincorporation to become effective shortly following the Annual Meeting.
At the effective time of the Reincorporation (the “Effective Time”), we will be governed by the Delaware Certificate, the Delaware Bylaws and the DGCL. Although the Delaware Certificate and the Delaware Bylaws contain many similar provisions from the California Articles and the California Bylaws, they nevertheless include provisions that are somewhat different from the provisions contained in the current California Articles, California Bylaws or under the CGCL. See “—Significant Differences Between the Corporation Laws of California and Delaware” below.
In the event the Reincorporation is approved, upon the Effective Time, each outstanding share of our common stock will automatically be converted into one share of common stock of Bell Delaware. Each outstanding option to purchase shares of our common stock will be converted into an option to purchase the same number of shares of Bell Delaware common stock with no other changes in the terms and conditions of such option. Our other employee benefit arrangements will be continued by Bell Delaware upon the terms and subject to the conditions specified in such plans. Each outstanding share of Bell Delaware common stock prior to the Effective Time will be cancelled upon the Effective Time and will thereafter be authorized and unissued common stock of Bell Delaware.

CERTIFICATES CURRENTLY ISSUED FOR OUR SHARES WILL AUTOMATICALLY REPRESENT SHARES IN BELL DELAWARE UPON COMPLETION OF THE MERGER, AND SHAREHOLDERS WILL NOT BE REQUIRED TO EXCHANGE STOCK CERTIFICATES AS A RESULT OF THE REINCORPORATION.
Other than the change in corporate domicile, the Reincorporation will not result in any change in our business, physical location, management, assets, liabilities or net worth, nor will it result in any change in location of our current employees, including management. Upon consummation of the Reincorporation, our daily business operations will continue as they are presently conducted at our principal executive office located at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240. The consolidated financial condition and results of operations of Bell Delaware immediately after consummation of the Reincorporation will be the same as those of the Company immediately prior to the consummation of the Reincorporation, with the exception of immaterial changes to our balance sheet that will be made to reflect the change in par value from zero to $0.01 per share. In addition, upon the effectiveness of the merger, the board of directors of Bell Delaware will consist of those persons elected to our current board of directors, and will continue to serve for the term of their respective elections to our board, and the individuals serving as our executive officers immediately prior to the Reincorporation will continue to serve as executive officers of Bell Delaware, without a change in title or responsibilities. Upon effectiveness of the Reincorporation, Bell Delaware will be the successor in interest to the Company and the shareholders will become shareholders of Bell Delaware.
The Reincorporation Agreement provides that our board of directors may abandon the Reincorporation at any time prior to the Effective Time if the board of directors determines that the Reincorporation is inadvisable for any reason. For example, the DGCL or the CGCL may be changed to reduce the benefits that we hope to achieve through the Reincorporation, or the costs of operating as a Delaware corporation may be increased, although we do not know of any such changes.
Principal Reasons for the Reincorporation
The Company was originally incorporated under the laws of the State of Delaware. In 1995, we were reincorporated in the State of California. At that time, our principal executive offices were located in California. Since 2006, we have been headquartered in Indianapolis, Indiana, and our largest shareholder is located in Texas. Our operating subsidiaries Bell Techlogix, Inc. and Bell Industries—Recreational Products Group, Inc. are incorporated in Delaware and Minnesota, respectively. Less than 2% of our revenues in 2009 were derived in California. Accordingly, the board of directors believes that there is no compelling business reason to remain a California corporation.
In addition, the board believes that any direct benefit that the DGCL provides to a corporation indirectly benefits the shareholders, who are our owners. The board believes that there are several other reasons why the Reincorporation to Delaware is in the best interests of the Company and our shareholders. As explained in more detail below, these reasons can be summarized as follows:
•	greater predictability, flexibility and responsiveness of the DGCL to corporate needs through a more highly developed and predictable body of corporate law;
•	access to specialized courts;
•	enhanced ability of Delaware corporations to attract and retain qualified directors and executive officers; and
•	allows us to effect the reverse split if approved by our shareholders.
Highly Developed and Predictable Corporate Law. Our board of directors believes Delaware has one of the most modern statutory corporation laws, which is revised regularly to meet changing legal and business needs of corporations. The Delaware legislature is responsive to developments in modern corporate law and Delaware has proven sensitive to changing needs of corporations and their shareholders. The Delaware Secretary of State is particularly flexible and responsive in its administration of the filings required for mergers, acquisitions and other corporate transactions. Delaware has become a preferred domicile for most major U.S. corporations and the DGCL and administrative practices have become comparatively well-known and widely understood. As a result of these factors, it is anticipated that the DGCL will provide greater efficiency, predictability and flexibility in our legal affairs than is presently available under the CGCL.

Access to Specialized Courts. Delaware has a specialized Court of Chancery that hears corporate law cases. As the leading state of incorporation for both private and public companies, Delaware has developed a vast body of corporate law that helps to promote greater consistency and predictability in judicial rulings. In addition, Chancery Court actions and appeals from Chancery Court rulings proceed expeditiously. In contrast, California does not have a similar specialized court established to hear only corporate law cases. Rather, disputes involving questions of California corporate law are either heard by the California Superior Court, the general trial court in California that hears all types of cases, or, if federal jurisdiction exists, a federal district court.
Recruiting and Retention Benefits. We are in competitive industries and compete for talented individuals to serve on our management team and on our board. We believe that the better understood and comparatively stable corporate environment afforded by Delaware will enable us to compete more effectively with other public and private companies, many of which are incorporated in Delaware, in the recruitment, from time to time, of talented and experienced directors and officers.
Additionally, the parameters of director and officer liability are more extensively addressed in Delaware court decisions and are therefore better defined and better understood than under the CGCL. Our board believes that reincorporation in Delaware will enhance our ability to recruit and retain directors and officers in the future, while providing appropriate protection for shareholders from possible abuses by directors and officers. In this regard, it should be noted that directors’ personal liability is not, and cannot be, eliminated under the DGCL for intentional misconduct, bad faith conduct or any transaction from which the director derives an improper personal benefit.
Reverse Split. Converting to a Delaware corporation will also facilitate the board of directors’ intention to effect the reverse split and terminate the registration of our common stock under the Exchange Act. Due to the negative book value of our common stock, we would not be able to effect the reverse split under the CGCL. Therefore, our shareholders must approve the Reincorporation for the reverse split to occur. Failure of the shareholders to approve the Reincorporation will result in abandonment of the proposed reverse split. However, failure of the shareholders to approve the reverse split will not result in abandonment of the Reincorporation.
Except as set forth below, we are generally not seeking to materially change our current charter and bylaw provisions through the Reincorporation and, except for those changes described below, this proposal does not seek to materially alter the rights of our shareholders or the rules by which we operate or by which our affairs are governed.
Possible Negative Considerations
Notwithstanding the belief of the board as to the benefits to the shareholders of the Reincorporation, it should be noted that Delaware law has been criticized by some commentators and institutional shareholders on the grounds that it does not afford minority shareholders the same substantive rights and protections as are available in a number of other states. The Reincorporation of the Company in Delaware may make it more difficult for minority shareholders to elect directors and influence our policies. It also should be noted that the interests of the board, management and affiliated shareholders in voting on the Reincorporation proposal may not be the same as those of unaffiliated shareholders. For a comparison of shareholders’ rights and the power of management under the CGCL and the DGCL, see “—The Charters and Bylaws of the Company and Bell Delaware Compared and Contrasted” and “—Significant Differences Between the Corporation Laws of California and Delaware.” In addition, franchise taxes in Delaware may be greater than in California.
The board of directors has considered the potential disadvantages of the Reincorporation and has concluded that the potential benefits outweigh the possible disadvantages.
The Charters and Bylaws of the Company and Bell Delaware Compared and Contrasted
With certain exceptions, the provisions of the Delaware Certificate and Delaware Bylaws are generally consistent with those of the California Articles and California Bylaws. However, the Reincorporation includes the implementation of certain provisions in the Delaware Certificate and Delaware Bylaws which are required or permitted by the DGCL and which may alter the rights of shareholders and the powers of management and reduce shareholder participation in certain important corporate decisions.

Certain of the provisions in the Delaware Certificate and the Delaware Bylaws, similar to those contained the California Articles and California Bylaws, may, however, facilitate future efforts to deter, delay or prevent changes in control of Bell Delaware. Such provisions include the following:
Delaware Certificate. The California Articles authorize us to issue 10,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock, without par value. The Delaware Certificate authorizes 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The change in par value is to avoid the higher franchise tax payable in Delaware for shares without par value. In addition, the Delaware Certificate gives the board the authority, within the limitations in the Delaware Certificate, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock. Shares of preferred stock could be issued in connection with a shareholder rights plan, or poison pill or rights plan, which would allow shareholders (other than hostile parties) to purchase Bell Delaware common stock at a discount to the then current market price, which would have a dilutive effect on the hostile parties.
Shareholder Action by Written Consent. The California Bylaws and the Delaware Bylaws both allow shareholders to act without a meeting and without prior notice if a written consent setting forth the action taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a duly called meeting at which all shares entitled to vote thereon were present and voted. Under the California Bylaws, notwithstanding the above, directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors. The Delaware Bylaws do not have a similar provision requiring election of directors by unanimous written consent.
Change in Number of Directors. Under the CGCL, although a change in the number of directors must in general be approved by the shareholders, the board of directors may fix the exact number of directors within a stated range set forth in either the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. Any change outside of the established range or a change in the established range must be approved by the shareholders. The California Bylaws provide that a change in the stated range must be approved by a vote of the holders of at least a majority of the outstanding shares entitled to vote or by resolution adopted by a majority of the total number of authorized directors; provided, however, that under the California Bylaws, a bylaw reducing the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in the case of action by written consent are equal to more than 16 2/3% of the outstanding shares entitled to vote.
Under the DGCL, the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors (in which case a change in the number of directors may be made only by an amendment of such certificate, which would require a vote of shareholders).
The California Bylaws establish a range of six to eleven directors and contain certain approval requirements to fix the number of directors within the stated range and to change the range. Separately in Proposal No. 3, we are asking our shareholders to approve an amendment to Section 1.02 of the California Bylaws to change the stated range to four to seven directors and to provide that our board of directors may establish the size of our board. See “Proposal No. 3 Amendment to Bylaws Regarding Size of Board.” If Proposal No. 3 is not approved by our shareholders, the Delaware Bylaws will contain the same Section 1.02 as is currently in the California Bylaws.
Filling Vacancies on the Board of Directors. Under the CGCL, any vacancy on the board of directors other than one created by the removal of a director may be filled by the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. A vacancy created by the removal of a director may be filled by the board only if authorized by a corporation’s articles of incorporation or by a bylaw approved by the corporation’s shareholders. The California Bylaws follow the CGCL and provide that all vacancies on the board, except for a vacancy caused by the removal of a director, may be filled by a majority of the remaining directors or, if the number of directors then in office is less than a quorum, by the unanimous written consent of the directors then in office, the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with the CGCL, or by a sole remaining director. The California Bylaws also provide that our shareholders may elect a director at any time to fill a vacancy not filled by the directors, but any such election by written consent requires the consent of a majority of the outstanding shares entitled to vote.

Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. The Delaware Bylaws follow the DGCL and provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director, unless the board of directors determines that the shareholders shall fill any such vacancy or newly created directorship.
Shareholder Proposal Notice Provisions. There is no specific statutory requirement under the CGCL or the DGCL with regard to advance notice of director nominations and shareholder proposals. Absent a bylaw restriction, director nominations and shareholder proposals are subject to federal securities laws, which generally provide that shareholder proposals that the proponent wishes to include in our proxy materials must be received not less than 120 days in advance of the anniversary of the date on which the proxy statement was released in connection with the previous year’s annual meeting.
The California Bylaws provide that notice containing the name of any person to be nominated by any shareholder for election as a director of the Company together with other specified information relating to the nominee shall be delivered to our Secretary not less than 120 calendar days prior to the annual meeting. For other business to be properly brought before an annual meeting by a shareholder, under the California Bylaws we must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made).
The Delaware Bylaws provide that notice must be received by the Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
Cumulative Voting. Under the CGCL, any shareholder may cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so, except that corporations with securities listed on the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Market or the NASDAQ Capital Market may eliminate cumulative voting with shareholder approval. The California Bylaws provide for cumulative voting for the election of directors. Under the DGCL, cumulative voting in the election of directors is not mandatory and the Delaware Certificate does not provide for cumulative voting.
In an election of directors under cumulative voting, each share of voting stock is entitled to vote the number of votes to which such share would normally be entitled, multiplied by the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Cumulative voting may enable a minority shareholder or group of shareholders to elect at least one representative to the board. Without cumulative voting, the holders of a majority of the shares present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of a majority of the shareholders voting. Without cumulative voting, any director or the entire board of directors of a corporation may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors.
Amendment to Bylaws. The California Bylaws provide that any bylaw may be adopted, amended or repealed by either our board of directors or the vote of shareholders entitled to exercise a majority of the voting power of the Company. Similarly, the Delaware Bylaws provide that any bylaw may be adopted, amended or repealed by either our board of directors or by the vote of the holders of a majority of the authorized shares entitled to vote, except as otherwise provided by law or the Certificate of Incorporation.

Except for those provisions being voted on in Proposal No. 2 and Proposal No. 3, approval by our shareholders of the Reincorporation proposal will constitute approval of the Delaware Certificate and Delaware Bylaws, including the inclusion of the provisions described herein. In addition, certain other changes altering the rights of shareholders and powers of management could be implemented in the future by amendment of the Delaware Certificate following shareholder approval and certain such changes could be implemented by amendment of the Delaware Bylaws without shareholder approval. For a discussion of such changes, see “—Significant Differences Between the Corporation Laws of California and Delaware.” This discussion of the Delaware Certificate and Delaware Bylaws is qualified by reference to Appendix B and Appendix C attached hereto, respectively.
Significant Differences Between the Corporation Laws of California and Delaware
The DGCL and the CGCL differ in many respects and, consequently, it is not practical to summarize all of the differences in this proxy statement. The following provides a summary of major substantive differences between the DGCL and the CGCL beyond those discussed under “—The Charters and Bylaws of the Company and Bell Delaware Compared and Contrasted” above. The following is not intended to be an exhaustive description of all differences between the laws of the two states. Accordingly, all statements herein are qualified in their entirety by reference to the DGCL and the CGCL, respectively.
Shareholder Voting in Acquisitions. The CGCL and the DGCL are substantially similar in terms of when shareholder approval is required for a corporation to undertake various types of acquisition transactions. Both the CGCL and the DGCL generally require that the holders of the outstanding shares representing a majority of the voting power of both the acquiring and target corporations approve a statutory merger. In addition, both the CGCL and the DGCL require that a sale of all or substantially all of the assets of a corporation be approved by the holders of the outstanding shares representing a majority of the voting power of the corporation selling its assets.
The DGCL does not require a shareholder vote of the surviving corporation in a merger (unless provided otherwise in the corporation’s certificate of incorporation) if:
•	The merger agreement does not amend the existing certificate of incorporation;
•	Each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger; and
•	Either:
•	no shares of common stock of the surviving corporation (and no shares, securities or obligations convertible into such stock) are to be issued in the merger, or

•
the shares of common stock of the surviving corporation to be issued in the merger (including shares issuable upon conversion of any other shares, securities or obligations to be issued in the merger) do not exceed twenty percent (20%) of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

The CGCL contains a similar exception to its voting requirements for reorganizations, if the shareholders or the corporation itself immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths (5/6th) of the voting power of the surviving or acquiring corporation or its parent entity.
Limitations on Certain Business Combinations. Delaware, like a number of states, has adopted special laws designed to make certain kinds of “unfriendly” or “hostile” corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant shareholders, more difficult.

Under Section 203 of the DGCL, a Delaware corporation is prohibited from engaging in a “business combination” with an “interested shareholder” for three years following the date that such person or entity becomes an interested shareholder. With certain exceptions, an interested shareholder is a person or entity that owns, individually or with or through other persons or entities, fifteen percent (15%) or more of the corporation’s outstanding voting stock (including rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and also stock as to which the person has voting rights only). The three-year moratorium imposed by Section 203 on business combinations does not apply if:
•
Prior to the date on which the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested shareholder;

•
Upon consummation of the transaction that makes the person or entity an interested shareholder, the interested shareholder owns at least eighty-five percent (85%) of the corporation’s voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining voting stock outstanding, shares owned by directors who are also officers of the corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or

•
On or after the date the person or entity becomes an interested shareholder, the business combination is approved both by the board of directors and by the shareholders at a meeting by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock not owned by the interested shareholder.

Unless a corporation opts into the applicability of Section 203 by a provision in its certificate of incorporation, Section 203 does not apply to a corporation if the corporation’s voting stock is not listed on a national securities exchange or held of record by 2,000 or more shareholders. Since Bell Delaware will not satisfy these requirements and the Delaware Certificate does not opt into the applicability of Section 203, such section will not apply to Bell Delaware immediately after the Reincorporation. This would change if Bell Delaware meets one of the conditions to applicability set forth above in the future.
The CGCL does not have a section similar to Delaware Section 203, but it does have different provisions that may limit a corporation’s ability to engage in certain business combinations. The CGCL requires that, in a merger of a corporation with a shareholder (or its affiliate) who holds more than fifty percent (50%) but less than ninety percent (90%) of the corporation’s common stock, the other shareholders of the corporation must receive common stock in the transaction, unless all of the corporation’s shareholders consent to the transaction. This provision of the CGCL may have the effect of making a “cash-out” merger by a majority shareholder (possibly as the second step in a two-step merger) more difficult to accomplish. The DGCL does not have an analogous provision to the CGCL in this respect. However, under some circumstances Section 203 does provide similar protection to shareholders against coercive two-tiered bids for a corporation in which the shareholders are not treated equally.
The CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or sale of assets is made by an interested party (generally a controlling or managing party of the corporation), the interested party must provide the other shareholders with an affirmative written opinion as to the fairness of the consideration to be paid to the shareholders. This fairness opinion requirement does not apply to corporations that have fewer than 100 shareholders of record or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or a vote is sought pursuant to an interested party’s proposal and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party’s proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw their vote, consent or proxy, and to withdraw any tendered shares. The DGCL has no comparable provision.
Removal of Directors. In general, under the CGCL, any director, or the entire board of directors, may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. In the case of a corporation with cumulative voting like the Company or whose board is classified, however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting rules. In addition, shareholders holding at least ten percent (10%) of the outstanding shares of any class may bring suit to remove any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion.

Under the DGCL, any director, or the entire board of directors, of a corporation that does not have a classified board of directors or cumulative voting may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation whose board is classified, unless the certificate of incorporation provides otherwise, shareholders may effect such removal only for cause. In addition, as in California, if a Delaware corporation has cumulative voting, and if less than the entire board is to be removed, a director may not be removed without cause by the shareholders if the votes cast against such removal would be sufficient to elect the director under cumulative voting rules. The DGCL also permits a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with the removal of directors.
Shareholder Power to Call Special Shareholders’ Meeting. Under the CGCL, a special meeting of shareholders may be called by the board of directors, the Chairman of the board, the President, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such persons as are authorized by the articles of incorporation or bylaws. Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Similar to the California Bylaws, the Delaware Bylaws provide that a special meeting may be called by the Chairman of the board, the Chief Executive Officer or holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the meeting. Unlike the California Bylaws, the Delaware Bylaws do not set forth a specific timeframe for notice of the meeting to be provided upon demand by the shareholders.
Limitation of Liability and Indemnification. California and Delaware have similar laws respecting the liability of directors of a corporation and the indemnification by the corporation of its officers, directors, employees and other agents for damages they incur. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty of care. Nonetheless, as discussed below, there are certain differences between the laws of the two states respecting indemnification and limitation of liability. In general, the DGCL is somewhat broader in allowing corporations to indemnify and limit the liability of corporate agents, which the board believes, among other things, helps Delaware corporations in attracting and retaining outside directors.
Elimination of Director Personal Liability for Monetary Damages. One provision of the DGCL permits a corporation to include a provision in its certificate of incorporation which limits or eliminates the personal liability of a director for monetary damages arising from breaches of his or her fiduciary duties to the corporation or its shareholders, subject to certain exceptions. Such a provision may not, however, eliminate or limit director monetary liability for:
•	breaches of the director’s duty of loyalty to the corporation or its shareholders;
•	acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
•	the payment of unlawful dividends or unlawful stock repurchases or redemptions; or
•	transactions in which the director derived an improper personal benefit.
Such a limitation of liability provision also may not limit a director’s liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.
The CGCL contains similar authorization for a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:
•	intentional misconduct or knowing and culpable violation of law;
•	acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•	receipt of an improper personal benefit;
•
acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders;

•	acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders;
•	transactions between the corporation and a director who has a material financial interest in such transaction; and
•	liability for improper distributions, loans or guarantees.
The California Articles eliminate the liability of directors to the Company for monetary damages to the fullest extent permissible under the CGCL. The Delaware Certificate similarly eliminates the liability of directors for monetary damages to the extent permissible under Delaware law. As a result, following the Reincorporation, directors of Bell Delaware cannot not be held liable for monetary damages even for gross negligence or lack of due care in carrying out their fiduciary duties as directors, so long as that gross negligence or lack of due care does not involve bad faith or a breach of their duty of loyalty to the Company.
Indemnification. The CGCL requires indemnification when the individual has defended the action successfully on the merits. The DGCL requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise. The DGCL generally permits indemnification of expenses, including attorneys’ fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by the shareholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his action was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Expenses incurred by an officer or director in defending an action may be paid in advance under the DGCL or the CGCL, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation to purchase indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.
The CGCL permits a California corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation’s articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by the CGCL. The California Articles authorize indemnification to the fullest extent permissible under California law. The DGCL also permits a Delaware corporation to provide indemnification in excess of that provided by statute. The DGCL does not require authorizing provisions in the certificate of incorporation.
Inspection of Shareholder Lists and Books and Records. Both the CGCL and the DGCL allow any shareholder to inspect a corporation’s shareholder list for a purpose reasonably related to the person’s interest as a shareholder. The CGCL provides, in addition, for an absolute right to inspect and copy the corporation’s shareholder list by persons holding an aggregate of 5% or more of the corporation’s voting shares, or shareholders holding an aggregate of 1% or more of such shares who have contested the election of directors. The DGCL also allows the shareholders to inspect the list of shareholders entitled to vote at a meeting within a ten-day period preceding a shareholders’ meeting for any purpose germane to the meeting. The DGCL, however, contains no provisions comparable to the absolute right of inspection provided by the CGCL to certain shareholders.

Under the CGCL any shareholder may examine the accounting books and records and the minutes of the shareholders and the board and its committees, provided that the inspection is for a purpose reasonably related to the shareholder’s interests as a shareholder. The DGCL may be slightly more favorable to shareholders in this respect, in that a shareholder with a proper purpose is not limited to inspecting accounting books and records and minutes, and may examine other records as well. In addition, the CGCL limits the right of inspection of shareholder lists to record shareholders, whereas Delaware has extended that right to beneficial owners of shares.
Appraisal Rights. Under both the CGCL and the DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights, by which the shareholder may demand to receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.
Under the DGCL, fair market value is determined without reference to any element of value arising from the accomplishment or expectation of the merger or consolidation, and appraisal rights are generally not available to:
•
shareholders with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders;

•	shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger under the DGCL.
The limitations on the availability of appraisal rights under the CGCL are different from those under the DGCL. Shareholders of a California corporation whose shares are listed on a national securities exchange generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of the shares to be received. Subject to certain exceptions, appraisal rights are also not available if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities representing more than 5/6th of the voting power of the surviving or acquiring corporation or its parent entity. Appraisal rights are not available to our shareholders under the CGCL with respect to the Reincorporation.
Dissolution. Under the CGCL, the holders of 50% or more of a corporation’s total voting power may authorize the corporation’s dissolution, with or without the approval of the corporation’s board of directors, and this right may not be modified by the articles of incorporation. Under the DGCL, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the shareholders entitled to vote on the matter. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simple majority of the outstanding shares entitled to vote. In addition, the DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with such a board-initiated dissolution. In the present case, however, the Delaware Certificate contains no such supermajority voting requirement.
Interested Director Transactions. Under both the CGCL and the DGCL, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable simply because of such interest, provided that certain conditions, such as obtaining required disinterested approval and fulfilling the requirements of good faith and full disclosure, are met. With certain minor exceptions, the conditions are similar under the CGCL and the DGCL.
Shareholder Derivative Suits. The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, if certain tests are met under certain circumstances. Under the DGCL, a shareholder may bring a derivative action on behalf of the corporation only if the shareholder was a shareholder of the corporation at the time of the transaction in question or if his or her stock thereafter came to be owned by him or her by operation of law.

The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.
Dividends and Repurchases of Shares. The DGCL is more flexible than the CGCL with respect to payment of dividends and implementing share repurchase programs. The DGCL generally provides that a corporation may redeem or repurchase its shares out of its surplus. In addition, the DGCL generally provides that a corporation may declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Surplus is defined as the excess of a corporation’s net assets (i.e., its total assets minus its total liabilities) over the capital associated with issuances of its common stock. Moreover, the DGCL permits a board of directors to reduce its capital and transfer such amount to its surplus.
Under the CGCL, a corporation may not make any distribution to its shareholders unless either:
•	the corporation’s retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution; or
•
immediately after giving effect to the distribution, the corporation’s assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to one and one fourth (1 1/4) times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation’s current assets would be at least equal to its current liabilities (or one and one fourth (1 1/4) times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years).

Even if these tests are met, a corporation may not make any distribution to its shareholders if the corporation making the distribution is, or as a result thereof would be, likely to be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature.
Application of the CGCL to Delaware Corporations. With certain exceptions, Section 2115 of the CGCL purports to apply certain substantive provisions of the CGCL to foreign corporations (i.e., corporations not organized under California law) having characteristics of ownership and operations that indicate significant contacts with California, to the exclusion of the laws of the corporation’s jurisdiction of incorporation. However, Bell Delaware does not plan to maintain significant contacts with California that would make it subject to such section.
Interests of Our Directors and Executive Officers in the Reincorporation
In considering the recommendations of the board, our shareholders should be aware that certain of our directors and executive officers have interests in the Reincorporation that are different from, or in addition to, the interests of our shareholders generally. For instance, the Reincorporation in Delaware may be of benefit to our directors and officers by reducing the potential personal liability and increasing the scope of permitted indemnification of each director and officer, by strengthening the directors’ ability to resist a takeover bid, and in other respects. The board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Reincorporation and to recommend that our shareholders vote in favor of the Reincorporation.
Certain Material U.S. Federal Income Tax Considerations of the Reincorporation
The following discussion addresses certain U.S. federal income tax considerations that are generally applicable to U.S. holders (as defined below) of our common stock who receive common stock of Bell Delaware in exchange for their shares of our common stock in the Reincorporation. This discussion addresses only those shareholders who hold their common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation:
•
persons who are subject to special tax rules such as dealers in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions;

•	partnerships or other pass-through entities or investors in such entities;

•	tax-exempt organizations;
•	persons who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy;
•	persons who are not U.S. holders;
•	persons who have a functional currency other than the U.S. dollar;
•	persons who acquired their shares of common stock through the exercise of an employee stock option;
•	persons whose common stock is “qualified small business stock” for purposes of Section 1202 of the Code; and
•	persons who are subject to the alternative minimum tax.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any subdivision thereof;
•
a trust (other than a grantor trust) if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person; or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
The following discussion does not address the tax consequences of the Reincorporation under state, local and foreign tax laws. Furthermore, the following discussion does not address the tax consequences to holders of options to acquire our common stock or the tax consequences of transactions effected prior to or after the Reincorporation (whether or not such transactions are in connection with the Reincorporation).
This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to the Company or our shareholders as described in this summary. No ruling from the Internal Revenue Service (the “IRS”) has been or will be requested in connection with the Reincorporation. In addition, our shareholders should be aware that the IRS could adopt a contrary position and a contrary position could be sustained by a court.
EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE REINCORPORATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS.

We intend that the Reincorporation will be treated as a reorganization pursuant to Section 368(a) of the Code. Subject to the limitations, qualifications and exceptions described herein, and assuming the Reincorporation qualifies as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Reincorporation will be as follows:
•	No gain or loss will be recognized by holders of our common stock upon receipt of common stock of Bell Delaware pursuant to the Reincorporation;
•
The aggregate tax basis of the common stock of Bell Delaware received by each of our shareholders in the Reincorporation will be equal to the aggregate tax basis of our common stock surrendered in exchange therefor;

•
The holding period of the common stock of Bell Delaware received by each of our shareholders will include the period for which such shareholder held our common stock surrendered in exchange therefor, provided that such shares of our common stock were held by such shareholder as a capital asset at the time of the Reincorporation; and

•	No gain or loss will be recognized by the Company or Bell Delaware as a result of the Reincorporation.
A U.S. holder of our shares may be required to attach a statement to its tax returns for the year of the Reincorporation that contains the information listed in Treasury Regulation Section 1.368-3(b) and may be required to maintain a permanent record of facts relating to the Reincorporation. Such information includes, among other things, the shareholder’s tax basis in the shareholder’s shares of our common stock and the fair market value of the shareholder’s shares of our common stock immediately prior to the Reincorporation.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION AND IS NOT AN EXHAUSTIVE ANALYSIS OR DISCUSSION OF ALL POSSIBLE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE REINCORPORATION.
Intent to Vote
As of the record date, our directors and executive officers currently own [___] shares of our common stock, which is [___]% of the outstanding shares. We expect that our directors and executive officers will vote all their shares in favor of the Reincorporation. We also understand that Newcastle intends to vote its 120,524 shares of common stock in favor of the Reincorporation.
Accounting Consequences
We believe that there will be no material accounting consequences for us resulting from the Reincorporation.
Recommendation of the Board
For the reasons described in this proxy statement, our board of directors unanimously recommends that you vote “FOR” approval of the Reincorporation. Proxies received will be so voted unless shareholders vote otherwise via the Internet or by telephone or specify otherwise in their completed and returned proxy cards.
PROPOSAL NO. 5 AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT 1-FOR-20 REVERSE SPLIT
Questions and Answers Concerning the Reverse Split
The following questions and answers are intended to briefly address potential questions regarding the reverse split. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information following these questions and answers, the appendices to this proxy statement, and any information and documents referred to or incorporated by reference in this proxy statement.
What will happen if the reverse split is approved by our shareholders but the Reincorporation is not?
If the Reincorporation is not approved by our shareholders, the reverse split will not be effected by the Company, even if it is approved by our shareholders.

What will happen if the Reincorporation and the reverse split are both approved by our shareholders?
If the Reincorporation and the reverse split are both approved by our shareholders, immediately following the Annual Meeting, the Company and Bell Delaware will submit certificates of merger to the offices of the Secretary of State of the States of Delaware and California. As soon as practicable following shareholder approval and the effective time of the merger, we intend to file a certificate of amendment to the Delaware Certificate with the Secretary of State of the State of Delaware to effect the change of Bell Delaware’s name from “Delaware Bell Industries, Inc.” to “Bell Industries, Inc.” and to effect the reverse split. We estimate that the number of shareholders of record of our common stock will be reduced to less than 300 after the reverse split is effected. In such event, we will terminate our registration under the Exchange Act.
If you hold your stock in your brokerage account, how will your shares be treated in the reverse split?
If the Reincorporation and reverse split are both approved by our shareholders, then if you hold our common stock in a brokerage account or otherwise in a nominee account, the number of shares that you will receive and the cash in lieu of fractional shares will be based on the number of share in your account, as reported to us by your broker. If you advised your broker that the broker is not authorized to provide us with your name, then your broker will not provide us with your name, but will provide us with the number of shares held in each of your accounts. The shares, if any, and cash in lieu of fractional shares, will be determined separately for each account you hold in street name. The shares and cash in lieu of fractional shares will be separately determined for each brokerage firm who holds our common stock either on its own behalf or on behalf of its customers. Each account in each brokerage firm will be treated as a separate account for determining how many shares and how much cash in lieu of fractional shares will be paid.
How will your stock be treated if you hold your common stock in more than one account?
If the Reincorporation and reverse split are both approved by our shareholders, then if you hold our common stock in more than one account or more than one name and you do not consolidate your accounts, each account will be treated separately. For example, if shares are held in the names of Jon Doe, Jonathan Doe and Jon P. Doe, each account will be treated separately. If you have less than 20 shares in each of these accounts, you will receive cash in lieu of fractional shares for all of your accounts and you will cease to be a shareholder at the effective time of the reverse split. Similarly, if you have accounts at different brokerage firms, each account will be treated separately.
Can you combine your accounts so that all of your shares are in one account?
If the Reincorporation and reverse split are both approved by our shareholders, then you can combine your accounts either by yourself or through your brokerage firm.
If you hold shares in brokerage accounts, you should discuss with your broker the method of combining your accounts. If you hold shares in your own name, you should contact our transfer agent to obtain information as to combining your accounts.
Can you divide your accounts so that you will receive cash in respect of all of your shares?
If the Reincorporation and reverse split are both approved by our shareholders, then we will pay cash in lieu of fractional shares to our shareholders of record and shareholders who hold shares in a brokerage or nominee account on the effective date of the reverse split. Whether you divide or combine your accounts, each account which is treated as a separate account on the effective date of the reverse split will be treated separately in determining what shares or cash in lieu of fractional shares are due to you.

Should I send in my share certificates now?
No. Written instructions for exchanging your share certificates will be sent to you in a letter of transmittal following the effectiveness of the reverse split. For additional information regarding delivery of share certificates and cash payments in lieu of fractional shares, see “—Amendment to Certificate of Incorporation to Effect Reverse Split—Exchange of Certificates and Elimination of Fractional Share Interests.”
Who is our transfer agent?
Our transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, telephone number 469-633-0101.
Why did the board of directors choose to adopt a reverse split?
Our board of directors approved the reverse split in order to enable us to reduce the number of our shareholders and reduce our operating expenses by terminating the registration of our common stock under the Exchange Act. We have a large number of shareholders who own very small quantities of our common stock.
If the Reincorporation and reverse split are both approved by our shareholders, then as a result of the reverse split, we expect to have fewer than 300 shareholders of record, and, in such event, we would be able to terminate the registration of our common stock under the Exchange Act. Upon filing a certification and notice of termination of registration under the Exchange Act, we will no longer be required, and we do not intend, to file the annual, quarterly and current reports which we are presently required to file and we will not be subject to provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).
How did we determine the amount that we will pay for fractional shares?
If the Reincorporation and reverse split are both approved by our shareholders, then the amount that we will pay for fractional shares will be based on the average of the closing prices of a share of our common stock during the 120 days prior to the date of this proxy statement, which will be $[___] per share on a pre-reverse split basis, or $[___] per share on a post-reverse split basis. See “Market and Market Price of Our Common Stock.” Given the thin trading market of our common stock, the board believed that taking the average of the closing prices of a share of our common stock over a longer period of time was more reflective of the fair value of our common stock.
How did the board of directors determine the ratio for the reverse split?
The 1-for-20 ratio for the reverse split was based on our analysis of our outstanding stock and was intended to result in our common stock being owned by less than 300 shareholders so we can terminate our registration under the Exchange Act.
We did not receive any report, opinion or appraisal from an outside party related to the reverse split.
Why does the board of directors want to terminate the registration of our common stock?
The decision by our board of directors to approve the reverse split was made after carefully considering our operating environment, the performance and liquidity of our stock and our evolving corporate structure. We believe that continued reporting pursuant to the Exchange Act imposes significant costs of compliance on us, while not providing a material benefit to us or our shareholders. Such costs are disproportionate relative to the total public float of our common stock ($[___] in market capitalization as of [___], 2010). We estimate that we will realize significant cost savings, approximately $500,000 annually, resulting from the elimination of our Exchange Act reporting obligations. For additional factors considered by the board with respect to terminating the registration of our common stock, see also “—Special Factors of the Reverse Split—Reasons for the Reverse Split.”

Did the board of directors appoint any representative to act on behalf of shareholders who are not our affiliates?
The action to be considered at the Annual Meeting was unanimously approved by the board of directors and will require the approval of the holders of a majority of the outstanding shares of our common stock. The board did not appoint any person to act as representative for unaffiliated shareholders.
Did the board of directors consider other alternatives to the reverse split?
The board considered maintaining the status quo. However, due to the significant costs of being a public reporting company, and other considerations described herein, our board believed that maintaining the status quo would be detrimental to all shareholders. We would continue to incur the expenses of being a public company without realizing the full benefits of public company status.
If the Reincorporation and reverse split are both approved by our shareholders, when will the reverse split become effective?
The reverse split will become effective upon the filing of a certificate of amendment to the Delaware Certificate with the Secretary of State of the State of Delaware, which we intend to file as soon as practicable following shareholder approval and the effective time of the merger.
If the reverse split is completed and I am still a shareholder, will I be able to buy or sell shares in a public market?
After completing the reverse split, the liquidity of the shares in public markets will be reduced. It is the intention of our board of directors that our common stock will continue to be quoted in the Pink Sheets. However, if a qualified broker-dealer is not willing to quote our shares, shareholders may be unable to use the Pink Sheets to trade shares.
What happens if I buy shares after [___], 2010?
Shares bought after [___], 2010 (the record date) will be subject to the reverse split on its effective date.
Where can you get copies of this proxy statement and any other material that we have filed with the SEC in connection with the reverse split?
We make all of our filings with the SEC, including this proxy statement and the Schedule 13E-3 relating to the reverse split, on the SEC’s EDGAR system. This information is available through the SEC’s website at www.sec.gov. We also maintain copies of our filings with the SEC on our corporate website. You can obtain access to these filings at www.bellind.com. Shareholders of record and street name holders will have the ability to access all of our proxy materials, including this proxy statement, at www.proxyvote.com.
Special Factors of the Reverse Split
Background
In October of 2008, in connection with preparing for our 2008 Annual Meeting of Shareholders, our board of directors first discussed the significant financial benefits to the Company of terminating our registration under the Exchange Act. We were then preparing to propose that our shareholders approve a reverse split of our shares, given the stock’s low nominal stock price at the time (less than $0.10 as of October 2008). We had voluntarily delisted our common stock from the AMEX as of April 2008, which resulted in reduced liquidity for our common stock. We investigated terminating our registration under the Exchange Act at the time and concluded that a reverse split to reduce the number of registered holders to below 300 (the requirement to terminate SEC registration) was not practical at the time due to limitations under the CGCL. As a result, we decided to evaluate a potential termination of registration at a later date.
In December 2008, we effected a 1-for-20 reverse split of our common stock.

On December 30, 2009 and March 26, 2010, our board of directors again discussed the significant benefits to the Company of terminating our registration under the Exchange Act, as well as the increasingly limited benefits of remaining a public SEC reporting company.
Between March and August 2010, our management, with the assistance of Baker & Daniels LLP, our outside legal counsel, undertook a closer study of the process of terminating our registration under the Exchange Act, including the possibility of reincorporating in Delaware in connection with a reverse split followed by terminating our registration and/or effecting a reverse split under the CGCL. It was concluded that, given the provisions restricting our ability to effect a reverse split under the CGCL and the other benefits to reincorporating in Delaware, it was in the best interests of the Company and our shareholders to reincorporate in Delaware and then effect the reverse split and termination of registration under the Exchange Act.
On September 9, 2010, after discussion with management and our outside legal counsel, our board of directors approved a 1-for-20 reverse split in order to reduce the number of shareholders of record of our common stock with an expectation that we will have fewer than 300 shareholders of record and could proceed to terminate our registration under the Exchange Act.
Purposes and Alternatives of the Reverse Split
The purpose of the reverse split is to reduce the number of shareholders of record of our common stock so that we have fewer than 300 shareholders of record. If the reverse split is approved by our shareholders, following the reverse split, we expect to have fewer than 300 shareholders of record, and, in such event, we would be able to terminate our registration under the Exchange Act. As a result of the termination of our registration under the Exchange Act:
•
We will not be required, and we do not intend, to file annual, quarterly and current reports which are due after we file the notice of termination of registration. We currently file annual reports on Form 10-K, which include our audited year-end financial statements, quarterly reports on Form 10-Q, which include unaudited quarterly and year-to-date financial statements, and current reports on Form 8-K, which report significant events.

•
We will not be required to provide you with a proxy or information statement in connection with a meeting of shareholders or with an information statement in connection with action taken without a meeting. We would be required to give you notice of the meeting or notice of action taken without a meeting under the DGCL, but we would not be required to provide you with the information that is required to be included in a proxy or information statement under the SEC’s rules and regulations.

•	We would not be subject to provisions of Sarbanes-Oxley.
•	Our officers, directors and 10% shareholders would not be required to file beneficial ownership reports on Forms 3, 4 and 5.
•	Holders who beneficially own 5% or more of our common stock would not be required to file statements of beneficial ownership on Schedule 13D or 13G.
In addition, many brokerage firms may have policies which discourage purchases and sales of stock of companies that are not reporting companies; however, our common stock is already affected by policies at many brokerage firms that discourage transactions in low price stocks.
As an alternative to the reverse split, the board considered maintaining the status quo. However, due to the significant costs of remaining a public reporting company, and other considerations described herein, our board believed that maintaining the status quo would be detrimental to all shareholders. We would continue to incur the expenses of being a public company without realizing the full benefits of public company status.
The ratio of 1-for-20 was intended to enable us to be satisfied that, following the reverse split, we would have less than 300 shareholders of record, even if shareholders who hold shares in street name elected to hold their shares in their own names.

Reasons for the Reverse Split
Our board of directors considered many factors in unanimously approving the reverse split at this time, including the following:
•	The direct and indirect costs associated with the preparation and filing of our periodic reports with the SEC, which we estimate at approximately $500,000 annually, consisting of the following:

•	Outside audit and Sarbanes-Oxley documentation costs	$200,000

•	Additional accounting and other personnel expenses relating to maintenance of public company status	$175,000

•	Legal fees related to public filings	$75,000

•	EDGAR filing fees, director and officer insurance, and other costs	$50,000
We do expect to incur annual audit fees as a private company, and although the costs of such services have yet to be determined, we anticipate that such fees will be less than those incurred as a public company.
•	The nature and limited extent of the trading in our common stock as well as the market value that the public markets are currently applying to us.
•	The lack of analyst coverage of, and institutional interest in, our common stock under current and reasonably foreseeable market conditions.
•
The fact that many other typical advantages of being a public company, including enhanced access to capital and the ability to use equity securities to acquire other businesses or to incentive employees, are not currently sufficiently available to us to justify such costs because of our price, market capitalization and limited trading volume.

•	The independence and self-sufficiency of our operating subsidiaries, which do not rely in any material way on our corporate level holding company.
•
The fact that our ownership is highly concentrated on a fully diluted basis (i.e., assuming conversion of the Amended Convertible Note held by BI Holdings, L.P.), and many of our remaining unaffiliated shareholders hold extremely small, illiquid positions in the Company, which are difficult to sell (with or without incurring meaningful brokerage costs).

We believe that continued reporting pursuant to the Exchange Act imposes significant compliance costs on us without providing consummate benefits to our shareholders. As a result, we believe that the Company and our shareholders, including our unaffiliated shareholders, would be better served by applying our financial and management resources to our operations. For example, following termination of the registration of our common stock under the Exchange Act, we will no longer incur external auditor fees, consulting and legal fees related to being a public company, including expenses related to compliance, planning, documentation and testing, in connection with the internal control provisions of Section 404 of Sarbanes-Oxley. In addition, we will also no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of Sarbanes-Oxley, including the requirement that our principal executive officer and principal financial officer certify our compliance with certain sections of Sarbanes-Oxley. Our director and officers insurance premiums are expected to be reduced.
In addition to the related direct financial burden from being a public company, the performance of our stock price over the last several years and the thin trading market in our common stock have not provided favorable returns or levels of liquidity to our shareholders, nor provided a meaningful incentive for our key employees. The liquidity and performance of our stock have also prevented us from using it as a currency for strategic transactions.

Also, our corporate structure has evolved to the point where our operating subsidiaries are largely self-sufficient and do not derive material benefits on a regular basis from our corporate level holding company. As a result, our holding company is principally in place to handle a public company reporting function, which requires greater operating scale than we possess to employ cost-effectively. Our board believes that the staffing, time and financial resources devoted to such function are better used to build longer-term enterprise value through our operating subsidiaries.
Finally, on a fully diluted basis, our equity ownership is highly concentrated, with BI Holdings, L.P. (the holder of our Amended Convertible Note) and its affiliate Newcastle owning over 90% of our common stock (assuming conversion of the Amended Convertible Note). Representatives of Newcastle also have seats on our board under a contractual arrangement with us, and an employee of NCM (the general partner of Newcastle) serves as our Chief Executive Officer. This ownership and management structure in a public reporting company such as ours exacerbates our compliance costs—it results in the Company incurring significant, fixed public company costs for the ostensible benefit of a disproportionately small group of unaffiliated shareholders (in terms of ownership percentage on a fully diluted basis). In addition, as a result of our concentrated ownership, a number of our remaining unaffiliated shareholders hold extremely small illiquid positions in the Company, which are difficult to sell (with or without incurring meaningful brokerage costs).
Our board of directors determined to implement the reverse split at this time, as opposed to earlier or later, because of the confluence of a number of the factors discussed above, including the cost savings relating to terminating our registration under the Exchange Act being highly attractive in the current operating environment; our operating subsidiaries having evolved to be self-sufficient and not dependent on a corporate staff; and our trading market being thin and progressively more so. In addition, prior to 2010, we did not believe that a reverse split as a means to reduce our record holders to below 300 was feasible under the CGCL given the number of such holders. See “— Background.” Finally, for cost savings purposes and other efficiencies, our board determined to undertake the reverse split in connection with the Annual Meeting, rather than through an earlier special meeting.
The detriments of the reverse split for us and our shareholders, including our unaffiliated shareholders, are that our common stock will continue to trade, if at all, on the Pink Sheets. In addition, shareholders who are cashed out will cease to have any direct or indirect ownership interest in the Company and will not be able to participate in any of our future earnings or growth. Companies that do not file annual, quarterly and current reports under the Exchange Act are not eligible for listing on a national securities exchange or quotation on the Over-the-Counter Bulletin Board. This is likely to have a negative effect on the trading and market for our common stock, and could make it more difficult for us to obtain external financing. In addition, because we will no longer file annual, quarterly and current reports under the Exchange Act, there will be little public information available about us, which is also likely to have a negative effective effect on the trading and market for our common stock, and may also make it more difficult for us to obtain third party financing.
Notwithstanding the detriments described above, we believe that, based on our current public float, we are unlikely to qualify for listing on any national securities exchange, notwithstanding being a public reporting company. Further, our stock is already illiquid, making external equity financing unrealistic. In addition, with respect to shareholders who are cashed out and thus unable to participate in any of our future earnings or growth, we believe that any detriment as a result of being cashed out is likely to be minor due to such shareholders’ de minimis interest in the Company (currently valued at a market price of no more than $[___], based on the closing price of our common stock as of [___], 2010). As a result, we believe that any detriment due to terminating our registration under the Exchange Act will be minor and is outweighed by the benefits set forth above.
The reasons for the structure of the reverse split are as follows:
•	The 1-for-20 ratio for the reverse split was based on an analysis of our outstanding stock and was intended to result in our common stock being owned by less than 300 shareholders.
•	In such event, we would be able to terminate the registration of our common stock under the Exchange Act.
•
The price to be paid for fractional shares will be based on the average of the closing prices of a share of our common stock during the 120 days prior to the date of this proxy statement, which will be $[___] per share on a pre-reverse split basis, or $[___] per share on a post-reverse split basis. Our board believes this is a readily determinable and fair price and—since it is based on our market price for a substantial trading period—is indicative of the value of the Company on a going concern basis.

Effects of the Reverse Split on our Affiliates
Mark E. Schwarz, a director of the Company, is the Managing Member of NCG, which is the general partner of NCM. NCM is the general partner of Newcastle, which owns 120,524 shares of our common stock for which Mr. Schwarz disclaims beneficial ownership. In addition, NCM is the general partner of BI Holdings, L.P. which holds the Amended Convertible Note issued by us which is currently convertible into 3,021,446 shares of our common stock (or approximately 87.5% of our outstanding common stock assuming conversion of the Amended Convertible Note) for which Mr. Schwarz disclaims beneficial ownership. Following the reverse split, Newcastle will own 6,026 shares of our common stock, and due to adjustment provisions of the Amended Convertible Note, the note will be convertible into 151,072 shares of our common stock.
No other officer or director owns any significant number of shares of our common stock.
In addition to the shares owned by officers and directors, two of our directors hold options to purchase a total of 1,000 shares of our common stock at an exercise price of $51.60 per share. As a result of the reverse split, these options will entitle the holders to purchase approximately 50 shares of our common stock at an exercise price of $1,032.00 per share.
Under the Code, our affiliates would recognize capital gain or loss on the cash issued in lieu of fractional shares, based upon the difference between the proceeds received over the basis of the shares. Since we expect to pay our shareholders no more than approximately $50,000 for their fractional shares in the aggregate, the tax consequences to our affiliates will not be material.
Effects of the Reverse Split on our Other Shareholders
Each shareholder who owns 20 shares or an integral of 20 shares will receive one share for each 20 shares owned by the shareholder and no cash in lieu of fractional shares. Each shareholder who owns less than 20 shares or who owns more than 20 shares in different accounts, with each account holding less than 20 shares at the effective date of the reverse split will cease to be a shareholder and will receive cash in lieu of fractional shares. The shareholder will receive a payment of less than $[___] (which was the average of the closing prices of a share of our common stock during the 120 days prior to the date of this proxy statement, as adjusted for the reverse split) for each account, depending on the number of shares of common stock held in the account. If you receive cash in lieu of all of your shares, you will not have the opportunity to participate in and potentially benefit from any future earnings or growth or any business combination.
Each shareholder who owns 20 or more shares will continue to be a shareholder and will receive both stock and cash in lieu of fractional shares, if any. The shareholder will receive the whole number of shares issuable as a result of the reverse split and a cash payment of less than $[___] (which was the average of the closing prices of a share of our common stock during the 120 days prior to the date of this proxy statement, as adjusted for the reverse split) for each account for fractional shares.
If you continue to remain a shareholder, you will still retain the rights of a minority shareholder under the DGCL and the directors will continue to have a fiduciary duty toward you as a shareholder. However, you would not necessarily receive any financial or other information on us, except to the limited extend required by the DGCL. We believe that the elimination of the expenses resulting from the reverse split and the consequent termination of our registration under the Exchange Act will improve our financial condition and results of operations.
Fairness of the Reverse Split to Unaffiliated Shareholders
Our board believes that the reverse split is fair, both substantively and procedurally, to our unaffiliated shareholders. In determining that the reverse split is fair to the unaffiliated shareholders, the directors considered the factors described above under “—Reasons for the Reverse Split.”

In approving the reverse split, our directors also considered the following other factors in determining that the reverse split is substantively fair to our unaffiliated shareholders, including those who will be cashed out and those who will continue to own shares of our common stock:

•
The price paid for fractional shares will be based on the average of the closing prices of a share of our common stock during the 120 days prior to the date of this proxy statement. We believe that a price based on the recent market prices of our common stock, rather than the net book value or some other fixed price, is fair to our shareholders, because the market value is indicative of our current value on a going concern basis. On the other hand, book value is an accounting concept based on historical cost, and other fixed prices may be arbitrary and not reflective of current value. Furthermore, our net book value is currently negative, as indicated by the shareholders’ deficit of $2,914,000 as of June 30, 2010. Our board was aware of, but did not give meaningful consideration to, historical prices of our stock. Our board determined to use a price based on an average of recent market prices, as opposed to one specific price (such as the market price on the date of the consummation of the reverse split), to avoid exposing our shareholders or us to the day-to-day vagaries of the market, which may be impacted by outside factors unrelated to us, and to account for the relative illiquidity of the stock, which results in the shares not trading, or trading in a highly limited fashion, on particular days and therefore not resulting in true price discovery in our judgment. We did not consider, and did not calculate, our liquidation value because we believe that, in the event of a liquidation, shareholders would receive immaterial or no value for their shares because, in liquidation, among other things: (1) we would be required to pay off our creditors in full (including our secured lenders) and reserve for contingent liabilities and (2) we would be unlikely to receive full value for our assets. As discussed below, no reports or appraisals were commissioned with respect to the value of the shares.

•	The reverse split provides shareholders, including unaffiliated shareholders, who own less than 20 shares with liquidity in a stock which has a limited trading market.
•
Shareholders, including unaffiliated shareholders, who hold 20 or more shares retain an interest in us. If these shareholders, including unaffiliated shareholders, desire to obtain cash for their shares, they have the ability to divide their shares among different accounts so that all accounts can be cashed out. Alternatively, if shareholders wish to remain holders following the reverse split but hold less than 20 shares, such shareholders can increase their holdings to more than 20 shares.

In addition, we believe that the elimination of the expenses resulting from the consequent termination of our registration under the Exchange Act will improve our financial condition and results of operations and enable us to devote greater resources to building long term value for our shareholders. As a result, shareholders (including unaffiliated shareholders) who continue to own shares of our common stock would have the opportunity to participate in any such long term value enhancement. However, we cannot assure you such value will be achieved.
Neither our board nor our independent directors has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purpose of negotiating the terms of the reverse split and/or preparing any report concerning fairness. Nor are we seeking the approval of the transaction by a majority of unaffiliated shareholders. Further, we did not receive any report, opinion or appraisal from a third party in connection with the reverse split. We believe that the cost of an unaffiliated representative or advisor to act on behalf of unaffiliated shareholders, or of any report, opinion or appraisal from a third party in connection with the reverse split, would significantly diminish the overall value to our shareholders of the reverse split transaction, which is intended to lower our costs. Any such fees associated with the foregoing would have been significantly more than the amount than we are proposing to spend (no more than $50,000) to effect the reverse split.
We believe that the reverse split is nevertheless procedurally fair to all unaffiliated shareholders, including those who will be cashed out and those who will continue to own shares of our common stock, because of the following reasons:
•
The amendment to the Delaware Certificate which effects the reverse split was unanimously approved by our directors. Two of our four directors are independent, do not have a significant equity interest in the Company and will not receive any significant benefit from the reverse split.

•
The reverse split will not affect shareholders differently on the basis of any affiliate or unaffiliated status. The sole determining factor in whether a shareholder will continue as a shareholder after the reverse split is the number of shares held by the shareholder immediately prior to the reverse split.

•
Since only an estimated 2% to 4% of the 433,416 issued and outstanding shares will be eliminated as a result of the reverse split, the percentage ownership of all shareholders, including affiliated holders such as director Mark Schwarz and Newcastle, will be approximately the same as it was prior to the reverse split.

The ownership percentage of each share of common stock held by a shareholder will increase only nominally as a result of the reverse split.
•
The reverse split requires the affirmative vote of the holders of a majority of our outstanding shares of common stock (not a majority of a quorum). In addition, Newcastle, which has two representatives on our board and holds approximately [28]% of our outstanding shares, cannot control the outcome of such vote, requiring significant additional unaffiliated shareholders to approve the transaction.

Our directors did not assign particular weights to the factors described above or under “—Reasons for the Reverse Split.”
During the past two years, we have not received any firm offers relating to a merger or consolidation of us with or into another company, the sale or other transfer of all or any substantial part of our assets or a purchase of our securities that would enable the holder to exercise control of us.
Amendment to Certificate of Incorporation to Effect Reverse Split
The Delaware Certificate presently authorizes the issuance of 10,000,000 shares of common stock and 1,000,000 shares of preferred stock (the “preferred stock”). As of [___], 2010, 433,416 shares of common stock and no shares of preferred stock were outstanding. In addition, as of [___], 2010, 3,021,446 shares of common stock were issuable upon the conversion of the Amended Convertible Note and 15,250 shares underlie outstanding options.
The number of authorized shares of common stock and preferred stock and the par value of our common stock and preferred stock will not be affected by the amendment to the Delaware Certificate. Because the number of issued and outstanding shares of common stock will decrease, the number of shares of common stock remaining available for issuance will increase. Except with respect to the Amended Convertible Note, we do not currently have any plans, proposals or arrangements to issue any of our authorized but unissued shares of common stock.
By increasing the number of authorized but unissued shares of common stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of our board of directors. For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in the best interests of the Company or our shareholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the reverse split may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The reverse split may have the effect of permitting our current management, including our current board of directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. However, the board of directors is not aware of any unsolicited attempt to take control of the Company and the board of directors has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device.
If the reverse split is approved by our shareholders, it will become effective upon the filing of a certificate of amendment to the Delaware Certificate with the Secretary of State of the State of Delaware which states that, upon filing, each share of common stock then issued and outstanding would automatically become and be converted into 1/20th of a share of common stock, which is approximately 21,670 shares. Each option or warrant to purchase one share of common stock will become an option to purchase 1/20th of a share of common stock at an exercise price equal to 20 times the exercise price in effect immediately prior to the reverse split. The number of shares of common stock underlying the Amended Convertible Note will decrease by a factor of 20 and the conversion price of the Amended Convertible Note will increase by a factor by 20. We intend to file this amendment to the Delaware Certificate, which also includes an amendment to effect the name change of the successor corporation from “Delaware Bell Industries, Inc.” to “Bell Industries, Inc.,” in substantially the form attached hereto as Appendix D, as soon as practicable following shareholder approval and the effective time of the merger. Our board of directors may, however, abandon the reverse split at any time prior to filing the amendment to the Delaware Certificate if the board of directors determines that the reverse split is inadvisable for any reason.

As a result of the reverse split:
•	After deducting fractional shares that will be cashed out, we will have approximately 21,000 shares of common stock outstanding;
•	Approximately 763 shares of common stock will be issuable upon the exercise of outstanding options with exercise prices ranging from $1,032.00 to $3,200.00.
•	Approximately 151,072 shares of common stock will be issuable upon conversion of the Amended Convertible Note at a conversion price of $80.00.
The Amended Convertible Note is a “pay in kind” instrument. As a result, its principal accretes, and the number of shares into which the note is convertible accordingly increases.
The reverse split will decrease the number of shares of common stock outstanding and presumably increase the per share market price for our common stock. However, we cannot predict what effect, if any, the reverse split will have on the market for or the price of our common stock. Because we will cease to be a public reporting company, brokers may be reluctant to process trades in our stock. Stocks that are not listed on a stock exchange or market or trade for less than $5.00 may be subject to restrictions pursuant to the internal rules of many brokerage houses. These restrictions tend to adversely impact a stock’s marketability and, consequently, the stock’s price. Since our stock price is presently below that threshold, it is possible that some of these restrictions may already affect our stock.
Exchange of Certificates and Elimination of Fractional Share Interests
On the effective date of the reverse split, each Old Share will automatically be combined and changed into 1/20th of a New Share. No additional action on our part or on the part of any shareholder will be required in order to effect the reverse split. We expect to obtain a new CUSIP number for the New Shares effective at the time of the reverse split. Shareholders will be requested to exchange their certificates representing Old Shares held prior to the reverse split for new certificates representing New Shares issued as a result of the reverse split.
As soon as practicable after filing a certificate of amendment to the Delaware Certificate (which we intend to file as soon as practicable following shareholder approval and the effective time of the merger) and the amendment becoming effective, holders will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing Old Shares to our transfer agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal to the transfer agent, each shareholder entitled to receive payment will receive payment from us as outlined in the letter of transmittal. Shareholders should allow for approximately five business days after mailing for the transfer agent to receive the letter of transmittal and approximately ten business days following receipt of materials by the transfer agent for payment to be made. No interest will be made on cash payments from the effective date of the reverse split and payment date. In the event we are unable to locate a shareholder, or if a shareholder fails to properly complete, execute and return the letter of transmittal to the transfer agent, any funds payable to such shareholder pursuant to the reverse split will be administered in accordance with the relevant state abandoned property laws. Shareholders should not submit any certificates until requested to do so.
Certificates representing Old Shares presented for transfer to our transfer agent following the effective date of the reverse split will not be transferred on our books and records, but we will effect the conversion of the Old Shares into New Shares.

As discussed above, no fractional New Shares will be issued to any shareholder. Accordingly, if you would otherwise be entitled to receive fractional New Shares, you will be paid for your fractional shares based on the average of the closing prices of a share of our common stock during the 120 days prior to the date of this proxy statement, which will be $[___] per share on a pre-reverse split basis, or $[___] per share on a post-reverse split basis. In order to receive such cash to which you may be entitled, you must present your stock certificate for exchange. If you fail to deliver your stock certificate, the cash payable in respect of your fractional shares will be held until you deliver your stock certificate. However, if you have not delivered your stock certificate prior to the date on which we pay unclaimed cash to a public official pursuant to relevant abandoned property laws, you will have to comply with the provisions of the abandoned property laws in order to receive your cash. We will not pay any interest on amounts due in lieu of fractional shares.
In the event any certificate representing Old Shares is not presented for exchange upon our request, any dividends or other distributions that may be declared after the effective date of the reverse split with respect to the New Shares represented by such certificate will be withheld by us until the certificate for the Old Shares has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.
Possible Transactions Following Termination of Registration under the Exchange Act
At this time, other than the reincorporation and the reverse split, we are not currently considering or negotiating any strategic transactions. We may in the future consider strategic transactions with respect to all or a material portion of our business. If the situation arises, we will negotiate in good faith with respect to proposals that the board of directors believes are in our best interest. However, we cannot give any assurance that we would be able to reach any agreement, or consummate any transaction, to sell or combine all or any portion of our business.
Certain Material U.S. Federal Income Tax Consequences
The following is a summary of the material U.S. federal income tax consequences of a reverse split. It addresses only shareholders who hold the Old Shares and New Shares of common stock as “capital assets,” as defined in the Code. The following is not an exhaustive analysis or discussion of all possible U.S. federal income tax considerations relating to a reverse split. It does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, partnerships, dealers in securities, mutual funds, shareholders who are not U.S. persons for federal income tax purposes, shareholders who hold the Old Shares as part of a straddle, hedge or conversion transaction, shareholders who are subject to the alternative minimum tax provisions of the Code and shareholders who acquired their Old Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, it does not address tax consequences under state, local, foreign or other laws.
This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to the Company or our shareholders as described in this summary. No ruling from the IRS has been or will be requested in connection with the reverse split. In addition, our shareholders should be aware that the IRS could adopt a contrary position and a contrary position could be sustained by a court.
EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE REVERSE SPLIT, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS.
A reverse split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Accordingly, except as provided below with respect to the rounding up of any fractional shares, and provided that the fair market value of the New Shares is equal to the fair market value of the Old Shares deemed surrendered in exchange therefor, a shareholder should not recognize any gain or loss in a reverse split. The aggregate tax basis of the New Shares should be equal to the aggregate tax basis of the Old Shares, reduced by the tax basis of the Old Shares which are allocated to the fractional shares that are redeemed for cash. The holding period of the New Shares received should include the holding period of the Old Shares.

Cash paid for fractional shares will be treated as a payment in redemption of the fractional shares and the shareholder will recognize capital gain or loss, as the case may be, on the difference between the shareholder’s basis in the fractional share and the payment in lieu of the fractional share.
We will not recognize any gain or loss as a result of the reverse split.
No Appraisal Rights
An appraisal right is a right granted by the laws of the state of a corporation’s incorporation which provide dissenting shareholders who follow a procedure set forth in the statute to seek to obtain value for their shares. A reverse split is not a transaction which gives shareholders any rights of appraisal under the DGCL. As a result, you will not have any rights of appraisal with respect to the reverse split, or any other right with respect to the reverse split and the termination of our registration under the Exchange Act other than the right to receive cash for fractional shares as described in this proxy statement. If the reverse split had been effected under the CGCL, our shareholders would not have had any appraisal rights.
Expenses
In addition to the amount we expect to pay in lieu of fractional shares (no greater than approximately $50,000), we expect to incur legal, printing and transfer agent related expenses of approximately $50,000 in connection with the reverse split. We will pay the costs associated with this proxy statement as well as cash in lieu of fractional shares from cash available to us.
Intent to Vote
As of the record date, our directors and executive officers currently own [___] shares of our common stock, which is [___]% of the outstanding shares. We expect that our directors and executive officers will vote all their shares in favor of the reverse split. We also understand that Newcastle intends to vote its 120,524 shares of common stock in favor of the reverse split.
Accounting Consequences of the Reverse Split
As a result of the reverse split:
•
The number of outstanding shares of common stock will be reduced from 433,416 shares, which are outstanding as of the date of this proxy statement, to approximately 21,000 shares (after deducting fractional shares that will be cashed out). The exact number of shares outstanding after the reverse split will be determined following the effectiveness of the reverse split.

•
The purchase of the fractional shares will be treated as the purchase of treasury stock and will be reflected in the shareholders’ deficit section of our balance sheet as a reduction of additional paid-in capital in the amount of our payment in lieu of fractional shares, which is estimated at no greater than approximately $50,000.

The par value of our common stock will remain unchanged after the reverse split. We do not anticipate that any other material accounting consequences will arise as a result of the reverse split.
Recommendation of the Board
For the reasons described in this proxy statement, our board of directors unanimously recommends that you vote “FOR” the approval of the amendment to the Delaware Certificate to effect a 1-for-20 reverse split. Proxies received will be so voted unless shareholders vote otherwise via the Internet or by telephone or specify otherwise in their completed and returned proxy cards.

MARKET AND MARKET PRICE OF OUR COMMON STOCK
Our common stock is currently listed on the Pink Sheets under the symbol “BLLI.” On April 14, 2008, we filed a Form 25 with the SEC in order to voluntarily delist our common stock from the AMEX. Our last day of trading of our common stock on the AMEX was April 23, 2008. On December 9, 2008, our board of directors approved a 1-for-20 reverse split. The reverse split became effective as of the close of business on December 24, 2008. All references to share and per-share data for all periods presented have been adjusted to give effect to this reverse split. The following table shows the high and low sale prices for our common stock on the AMEX or the Pink Sheets, as appropriate, for the periods indicated. The prices do not include retail markups, markdowns, or commissions.

	High	Low

Fiscal 2008 ending December 31
First Quarter	$18.80	$12.00
Second Quarter	$15.40	$1.80
Third Quarter	$4.20	$1.20
Fourth Quarter	$1.40	$0.25

Fiscal 2009 ending December 31
First Quarter	$3.00	$0.25
Second Quarter	$1.10	$0.60
Third Quarter	$1.66	$0.30
Fourth Quarter	$1.40	$0.74

Fiscal 2010 ending December 31
First Quarter	$2.00	$1.05
Second Quarter	$2.10	$1.20
Third Quarter	$2.50	$1.20
Fourth Quarter (thru [___], 2010)
On [___], 2010, the last reported sales price of our common stock was $[___] per share.
We did not declare or pay any cash dividends in 2009 or 2008, and we do not anticipate paying cash dividends in the foreseeable future.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review of Related Person Transactions
We do not have a written policy for reviewing transactions between the Company and our directors and executive officers, their immediate family members and entities with which they have a position or relationship; however, we adhere to certain general procedures to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.
We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Our board and outside legal counsel annually review all transactions and relationships disclosed in the director and officer questionnaires, and the board makes a formal determination regarding each director’s independence.
Upon receiving notice of any transaction between the Company and an executive officer that may present a conflict of interest, our Chief Executive Officer will discuss the transaction with the Chairman (or, if the transaction involves the Chief Executive Officer, the Chairman of the audit committee) to determine whether the transaction could present a conflict of interest. If the transaction has already occurred and a determination is made that a conflict of interest exists, the audit committee will determine the appropriate response. Our procedures for reviewing related person transactions do not require the approval or ratification of such transactions.

Related Person Transactions
As we are currently a “smaller reporting company” within the meaning of Regulation S-K of the Exchange Act, Item 404 of Regulation S-K requires disclosure of any transaction, since the beginning of our 2008 fiscal year or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which a related person had or will have a direct or indirect material interest. The term “related person” is defined in Item 404 and includes our directors, nominees for director, executive officers and each of their respective immediate family members, as well as any person that beneficially owns more than 5% of any class of our voting stock and each such person’s immediate family members, where applicable.
Background of Newcastle Note and Rights
On January 31, 2007, we issued a $10,000,000 Convertible Promissory Note (“Convertible Note”) to Newcastle pursuant to a purchase agreement. Under the purchase agreement, we granted Newcastle certain governance and related rights so long as Newcastle beneficially owns at least 5% of our outstanding common stock, including the right to designate two members to the board and a pre-emptive right to acquire additional securities in the event we propose to issue any additional securities. We also agreed to exempt Newcastle from any shareholder rights plan that may be adopted in the future and exempted Newcastle from certain notice provisions with respect to shareholder meetings and nominations of directors, as set forth in our bylaws. In connection with the purchase of the Convertible Note, we and Newcastle also entered into a registration rights agreement, pursuant to which Newcastle was granted demand and piggyback registration rights in respect of shares of common stock that may be issued under the Convertible Note. As security for our obligations under the Convertible Note, Newcastle was granted a subordinated security interest in substantially all of our assets. Mr. Schwarz, the Chairman of our board of directors, indirectly controls the general partner of Newcastle. In addition, Mr. Coleman, a member of our board and our current Chief Executive Officer, is an employee of Newcastle, although Mr. Coleman was not a member of our board of directors at the time of the issuance of the Convertible Note. Because of Mr. Schwarz’s position with Newcastle, we determined that the transaction represented a related person transaction. The transaction was approved by the members of our board of directors, other than Mr. Schwarz.
Related Person Transactions in 2008
On June 13, 2008, we completed the sale of substantially all of the assets related to our SkyTel division to Velocita Wireless LLC (“Velocita”). In addition to other customary conditions to the closing of the transaction with Velocita, the consents of our secured lenders were required under the terms of the Asset Purchase Agreement, dated March 30, 2008, by and between us and Velocita, as amended. Newcastle requested substantial modifications to the terms of its Convertible Note as consideration for its consent to the transaction with Velocita, which represented the sale of a substantial portion of the collateral that was securing our debt to Newcastle under the Convertible Note.
Accordingly, we entered into a Waiver and Amendment Agreement and the Amended Convertible Note with Newcastle. The amendment included: (i) a reduction to the conversion price of the Amended Convertible Note from $76.20 per share to $4.00 per share; (ii) a reduction to the interest rate on the Amended Convertible Note to 4% per annum from 8%; and (iii) the right to appoint 50% of the members of our board of directors (or, if we have an odd number of directors, a number of directors constituting a simple majority of the board) so long as (a) Newcastle has beneficial ownership of more than 50% of our outstanding common stock (taking into account common stock issuable upon conversion of the Amended Convertible Note) or (b) greater than 50% of the original principal amount of the Amended Convertible Note remains outstanding. We also have the option (subject to the consent of our senior lenders) to pay interest on the outstanding principal balance of the Amended Convertible Note in cash at a higher interest rate if the weighted average market price is greater than 200% of the conversion price. Upon a change of control (as defined in the Amended Convertible Note), Newcastle (or its assignee) may require us to repurchase the Amended Convertible Note at a premium price.
Because Mr. Schwarz and Mr. Coleman are affiliated with Newcastle, we determined that the proposed modifications to the Convertible Note represented a related person transaction. As such, the members of our board of directors that are not affiliated with Newcastle formed a special committee to review and analyze the Newcastle proposal, as well as other alternatives available to us.

On October 31, 2008, Newcastle assigned the Amended Convertible Note, together with its rights under the applicable security agreements and the registration rights agreement, to BI Holdings, L.P., a limited partnership of which NCM serves as general partner.
Related Person Transactions since January 1, 2009
On March 25, 2009, we entered into a First Amendment to the Amended Convertible Note. The First Amendment revised the financial profitability covenants for each of the quarters during the year ended December 31, 2009.
On February 11, 2010, we entered into the Second Amendment to the Amended Convertible Note. The Second Amendment revised the financial profitability covenants for each of the quarters during the year ended December 31, 2010 and increased the limitation on the indebtedness covenant to $13.0 million.
MANAGEMENT
Set forth below is information regarding our directors and executive officers. All of the ages are as of [___], 2010. All of our directors and executive officers are citizens of the United States.

Name	Age	Position
Clinton J. Coleman	33	Chief Executive Officer and Director
Mark E. Schwarz	50	Director
Michael R. Parks	48	Director
Dale A. Booth	52	Director
The biography of each of the directors and our Chief Executive Officer is set forth above under “Proposal No. 1 Election of Directors—Information Regarding Nominees for Director.” Clinton Coleman is our only executive officer.
BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT
As of [___], 2010, the record date of the Annual Meeting, there were approximately 433,416 shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of that date by (i) each of our directors, (ii) each of our named executive officers named in this proxy statement for the year ended December 31, 2009, (iii) each person who is known to us to beneficially own more than 5% of our common stock and (iv) all of our directors and executive officers as a group. The number of shares beneficially owned is determined under the SEC’s rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of [___], 2010 through the exercise of any stock option or other right. Unless otherwise noted, we believe that each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

	Number of Shares	Percent
Beneficial Owner(1)	Beneficially Owned	of Class

Mark E. Schwarz(2)	3,142,970	91.0%
Michael R. Parks(3)	1,000	*
Clinton J. Coleman	—	—
Dale A. Booth	—	—
All Directors and Executive Officers as a Group (4 Persons)(4)	3,143,970	91.0%
5% Shareholders
Royce & Associates, LLC(5)	38,160	8.8%
Berlin Financial, Ltd.(6)	22,693	5.2%
Newcastle Capital Management, L.P.(7)	3,141,970	90.9%

*	Less than 1%

(1)	Each of our directors and executive officers may be reached at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240, telephone number 317-704-6000.

(2)
Includes 500 shares issuable pursuant to currently exercisable stock options. Includes (i) 120,524 shares held by Newcastle for which Mr. Schwarz disclaims beneficial ownership and (ii) 500 shares held directly by Mr. Schwarz. Includes 3,021,446 shares issuable pursuant to the Amended Convertible Note held by BI Holdings, L.P. (of which NCM serves as general partner) for which Mr. Schwarz disclaims beneficial ownership.

(3)	Includes 500 shares issuable pursuant to currently exercisable stock options.

(4)	Includes 1,000 shares issuable pursuant to currently exercisable stock options and 3,021,446 shares issuable pursuant to the Amended Convertible Note.

(5)	Based on the Schedule 13G/A filed on January 25, 2008 by Royce & Associates, LLC, an investment advisor, whose address is 1414 Avenue of the Americas, New York, New York 10019.

(6)	Based on the Schedule 13G filed on July 17, 2007 by Berlin Financial, Ltd., an investment advisor, whose address is 1325 Carnegie Ave., Cleveland, Ohio 44115.

(7)	Based on the Schedule 13D/A filed on July 27, 2010 by NCM and its affiliates, whose address is 200 Crescent Court, Suite 1400, Dallas, Texas 75201.
EXECUTIVE COMPENSATION
This section of the proxy statement explains our compensation for the persons who served as our Chief Executive Officer (our principal executive officer) and President and Chief Financial Officer (our principal financial officer) during our fiscal year ended December 31, 2009. We refer to the foregoing individuals collectively in this proxy statement as our named executive officers. We have elected to use the “smaller reporting company” rules issued by the SEC regarding the disclosure of executive compensation. Under these rules, we are providing executive compensation disclosure for our named executive officers, the Summary Compensation Table for two years, the Outstanding Equity Awards at Fiscal Year End Table, the Director Compensation Table and certain narrative disclosures.
Summary Compensation Table
The following table shows the cash and non-cash compensation awarded to or earned by our named executive officers during fiscal years 2009 and 2008. Other than the individuals named below, we did not have any other executive officers during fiscal year 2009. Columns have been omitted from the table when there has been no compensation awarded to, earned by or paid to either of the named executive officers required to be reported in that column.

Name and Principal			Bonus	All Other	Total
Position	Year	Salary ($)	($)(3)	Compensation ($)(4)	($)
Clinton J. Coleman	2009	250,000	—	12,000	262,000
Chief Executive Officer(1)	2008	250,000	—	12,000	262,000

Kevin J. Thimjon	2009	275,000	90,000	1,312	366,312
President and Chief Financial Officer(2)	2008	265,000	85,000	2,080	352,080

(1)	Mr. Coleman was appointed Interim Chief Executive Officer as of July 13, 2007 and was paid at an annual rate of $250,000. On January 4, 2010, Mr. Clinton became Chief Executive Officer.

(2)
Mr. Thimjon was appointed as our Chief Financial Officer as of January 8, 2007 and promoted to President and Chief Financial Officer on February 14, 2008. Mr. Thimjon resigned as President and Chief Financial Officer effective January 22, 2010.

(3)
The bonus paid in 2008 represents a discretionary award paid to Mr. Thimjon in connection with his performance in 2007, which bonus was subject to the closing of our sale of the SkyTel division. The bonus was paid to Mr. Thimjon after the closing of our transaction with Velocita. The bonus paid in 2009 represents a discretionary bonus paid to Mr. Thimjon in connection with his performance in 2008, which bonus was subject to our financial performance relative to objectives determined by the board of directors.

(4)
For Mr. Coleman, the amounts in this column represent the director fees paid to Mr. Coleman during 2009 and 2008, respectively. For Mr. Thimjon, the amounts in this column represent our matching contributions under the Bell Industries’ Employees’ Savings and Profit Sharing Plan during 2009 and 2008, respectively.

Narrative Disclosure To Summary Compensation Table
Employment Agreements or Arrangements
Clinton J. Coleman. Mr. Coleman’s employment with us during 2008 and 2009 was not subject to an employment agreement. During 2009, Mr. Coleman was paid an annual base salary rate of $250,000. His annual base salary was increased to $300,000 in connection with his appointment as Chief Executive Officer in January 2010.
Kevin J. Thimjon. On January 5, 2007, we entered into an employment letter with Mr. Thimjon pursuant to which Mr. Thimjon was employed as our Chief Financial Officer and Principal Financial Officer for a term of two years, beginning January 8, 2007, subject to certain termination rights. In 2007, Mr. Thimjon received an annual base salary of $210,000. On February 14, 2008, we amended the employment letter to promote Mr. Thimjon to our President and Chief Financial Officer and to increase his annual base salary to $275,000. On January 4, 2010, Mr. Thimjon submitted to the board of directors his written notice of resignation as our President and Chief Financial Officer, effective January 22, 2010. As a result of his resignation, our employment letter agreement with Mr. Thimjon terminated effective January 22, 2010. We entered into a consulting agreement with Mr. Thimjon following his departure that included aggregate compensation of up to $25,000, all of which was subsequently paid.
Material Terms of Bonus Awards
Pursuant to his employment agreement, Mr. Thimjon was eligible to earn an annual performance award of up to 50% of his base salary upon the achievement of performance objectives and other factors determined by the compensation committee. Following the end of each fiscal year, the compensation committee determined the bonus award by considering the degree to which our financial performance met or exceeded the performance objectives and any other subjective factors that the compensation committee believed were relevant for the determination of bonuses.
In 2008, Mr. Thimjon received a discretionary bonus, which is reflected in the “Bonus” column of the Summary Compensation Table, based on his performance in 2007. This bonus was subject to our sale of SkyTel, which occurred in 2008. In 2009, Mr. Thimjon received a discretionary bonus, which is reflected in the “Bonus” column of the Summary Compensation Table, based on his performance in 2008.

Material Terms of Option Awards
Upon Mr. Thimjon’s appointment as our Chief Financial Officer in January 2007, we issued to Mr. Thimjon non-qualified stock options to purchase 6,250 shares of our common stock. The terms of such stock options are as set forth in the Outstanding Equity Awards at Fiscal Year End Table. These options were cancelled in January 2010 upon Mr. Thimjon’s resignation.
Additional Compensation Disclosure
Savings and Profit Sharing Plan. We established the Bell Industries’ Employees’ Savings and Profit Sharing Plan (the “PSP”) in 1973 under which both the Company and employees may make contributions. The PSP will continue until terminated by the board. The board determines our contribution to the PSP in its discretion. Effective March 29, 2009, matching contributions to the PSP were suspended and continue to be suspended. For the fiscal year ended December 31, 2009, we contributed $14,000 in matching contributions to the PSP.
Change of Control and Consulting Arrangements. Under our employment letter with Mr. Thimjon, in the event Mr. Thimjon’s employment was terminated by us without Cause (as such term was defined in the employment letter) or if Mr. Thimjon resigned for Good Reason (as such term was defined in the employment letter), we were required to pay him a severance amount equal to six months of his then current annual base salary, payable in one lump sum, an additional 20% of any unvested stock options held by him would vest and remain exercisable with respect to the vested portion for a period of 45 days and we were required to provide certain health insurance benefits for the shorter of six months or the date he becomes eligible to receive group health coverage under another employer’s plan. In the event Mr. Thimjon’s employment was terminated by us without Cause or if Mr. Thimjon resigned for Good Reason within 12 months of a Change of Control (as such term was defined in the employment letter), we were required to pay him a severance amount equal to one year of his then current annual base salary plus full annual bonus, payable in one lump sum, all of the unvested stock options held by him would vest and remain exercisable with respect to the vested portion for a period of 45 days and we were required to provide certain health insurance benefits for the shorter of one year or the date he becomes eligible to receive group health benefits under another employer’s plan. Under the employment letter, Mr. Thimjon was subject to restrictive covenants regarding non-disclosure of confidential information, non-competition and non-solicitation of our employees and consultants.
As a result of his resignation, our employment letter agreement with Mr. Thimjon terminated effective January 22, 2010. We entered into a consulting agreement with Mr. Thimjon following his departure that included aggregate compensation of up to $25,00, all of which was subsequently paid.
Indemnification Agreements. In addition to the indemnification provisions contained in our California Articles and California Bylaws, we have entered into separate indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify each such director against all costs, charges, expenses (including legal or other professional fees), damages or liabilities incurred by such individual arising out of, in connection with, or incidental to, any action, suit, demand, proceeding, investigation or claim by reason of such individual’s status or service as a director, regardless of whether sustained or incurred by reason of the individual’s negligence, default, breach of duty or failure to exercise due diligence. However, we will not indemnify such director under these agreements if it is proved that such individual’s failure to act constituted a breach of his fiduciary duties as a director and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The agreements also require us to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

Outstanding Equity Awards at Fiscal Year End Table
The following table shows the unexercised stock options held at the end of fiscal year 2009 by our named executive officers. Columns have been omitted from the table where there is no outstanding equity awards required to be reported in that column.

	Option Awards
	Number of
	Securities
	Underlying	Number of Securities
	Unexercised	Underlying		Option
	Options	Unexercised Options	Option Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date
Clinton J. Coleman	—	—	—	—
Kevin J. Thimjon(1)	1,500	1,000	76.60	1/8/17
	750	500	80.00	1/8/17
	750	500	120.00	1/8/17
	750	500	160.00	1/8/17

(1)
Each of these option grants were made as non-qualified option grants upon Mr. Thimjon’s appointment as our Chief Financial Officer in January 2007. The grants were not issued under any shareholder approved option or equity incentive plan; however, they were issued as inducement grants under the applicable rules of the AMEX. Each of these grants were to become exercisable in increments of an additional 20% of the total number of shares underlying such options on January 8, 2010 and January 8, 2011. All unexercised options were cancelled in January 2010 upon Mr. Thimjon’s resignation.

REPORT OF THE AUDIT COMMITTEE
The audit committee reviews our financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.
In this context, the audit committee has reviewed and discussed with management and Crowe Horwath LLP, our independent registered public accounting firm for the 2009 fiscal year (“Crowe Horwath”) our audited consolidated financial statements for the fiscal year ended December 31, 2009 and the notes thereto. It has discussed with Crowe Horwath the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The audit committee also received and discussed with Crowe Horwath the written disclosures and the letter from Crowe Horwath required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and has discussed with Crowe Horwath its independence from us and our management. Based on such review and discussions, the audit committee recommended to the board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC.
The Audit Committee Of
The Board of Directors
Dale E. Booth
Michael R. Parks
Mark E. Schwarz
The above report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL NO. 6
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe Horwath LLP, previously doing business as Crowe Chizek and Company LLC (“Crowe Horwath”) has been engaged by the audit committee to act in such capacity for the fiscal year ending December 31, 2010. Although it is not required to do so, our board of directors is asking our shareholders to ratify the audit committee’s selection of Crowe Horwath. If our shareholders do not ratify the selection of Crowe Horwath, another independent registered public accounting firm will be considered by our audit committee. Even if the selection is ratified by our shareholders, the audit committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of our Company and our shareholders. Representatives of Crowe Horwath are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Crowe Horwath has served as our independent auditors since November 19, 2007. Since November 19, 2007, we have not consulted with Crowe Horwath regarding (1) the application of accounting principles to any transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on our financial statements; or (3) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
Audit Fees
We incurred the following fees for services performed by Crowe Horwath in 2009 and 2008.

				Audit
			Audit	Related	Tax	All Other
Firm	Year		Fees ($)	Fees ($)	Fees ($)	Fees ($)	Total ($)

Crowe Horwath, LLP	2009	(1)	255,000	16,000	40,000	—	311,000

	2008	(2)	250,000	35,250	18,252	—	303,502

(1)
For the year ended December 31, 2009, Crowe Horwath billed us an aggregate of $210,000 for professional services in connection with the audit of our consolidated financial statements and $45,000 for professional services in connection with the reviews of our consolidated interim financial statements included in our Quarterly Report on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009. For the year ended December 31, 2009, Crowe Horwath also billed us an aggregate of $16,000 for professional services rendered for audit-related services related to our 401(k) plan. In addition, Crowe Horwath billed us $40,000 related to professional services rendered for the review of our federal and state income tax returns during the year ended December 31, 2009.

(2)
For the year ended December 31, 2008, Crowe Horwath billed us an aggregate of $205,000 for professional services in connection with the audit of our consolidated financial statements and $45,000 for professional services in connection with the reviews of our consolidated interim financial statements included in our Quarterly Report on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008. Crowe Horwath also billed us an aggregate of $15,000 for professional services rendered for audit-related services related to our 401(k) plan and $20,250 for professional services related to the audit of discontinued operations and the Amended Convertible Note during the year ended December 31, 2008. In addition, Crowe Horwath billed us $18,252 related to professional services rendered for the review of our federal and state income tax returns during the year ended December 31, 2008.

Policy for Pre-Approval of Independent Auditor Services
The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.
Vote Required
The affirmative vote of a majority of the shares of our common stock represented at the meeting and entitled to vote is necessary to ratify the appointment of Crowe Horwath as our independent registered public accounting firm.
Recommendation of the Board
Our board of directors unanimously recommends that you vote “FOR” the ratification of Crowe Horwath as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Proxies received will be so voted unless shareholders vote otherwise via the Internet or by telephone or specify otherwise in their completed and returned proxy cards.
OTHER MATTERS
The board of directors does not know of any matters other than those mentioned above to be presented at the Annual Meeting. If any other matters do come before the Annual Meeting, the persons named in the proxy will exercise their discretion in the voting thereof.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of such reports. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements for our executive officers, directors and 10% shareholders were met during the year ended December 31, 2009.
Expenses of Proxy Solicitation
Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. Our directors, officers and employees may solicit proxies by telephone, facsimile or electronic communication or in person (but will receive no additional compensation for such solicitation). We have also retained MacKenzie Partners, Inc. at an expected cost of $10,000 to assist in the solicitation of proxies. We will bear the expense of this proxy solicitation.
Shareholder Proposals
In accordance with SEC rules, if a shareholder wishes to have a proposal printed in the proxy statement to be used in connection with our next annual meeting of shareholders, such proposal must be received by our Secretary at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240 prior to [___], 2011 in order to be included in our proxy statement and form of proxy relating to that meeting. For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) we receive notice of the proposal before the close of business on [___], 2011 and advise shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) we do not receive notice of the proposal prior the close of business on [___], 2011.

In addition, shareholders may present proposals, which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified in our bylaws. Our bylaws currently require that, for other business to be properly brought before an annual meeting by a shareholder, we must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder’s name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder’s notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal.
If the proposal includes the nomination of a person to become a director, the nomination is required to contain certain information about both the nominee and the shareholder making the nomination as set forth in our bylaws. In addition, the notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be considered independent under the independence standards of the Exchange Act, or, alternatively, a statement that the recommended candidate would not be independent. A nomination which does not comply with the above requirements will not be considered.
FINANCIAL INFORMATION
The following tables set forth certain selected consolidated financial information derived from our unaudited financial statements for the three and six months ended June 30, 2010 and June 30, 2009, which are included in our quarterly report on Form 10-Q for the three and six months ended June 30, 2010 (the “June 2010 10-Q”), and our financial statements for the years ended December 31, 2009 and 2008, which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 10-K”). Our 2009 10-K, including our audited consolidated balance sheets and the related audited consolidated statements of operations, shareholders’ deficit and cash flows for each of the two years ended December 31, 2009 and December 31, 2008, and our June 2010 10-Q, including our unaudited consolidated balance sheets and the related audited consolidated statements of operations, shareholders’ deficit and cash flows for the three and six months ended June 30, 2010, each of which was previously filed with the SEC, are hereby incorporated by reference into this proxy statement.
A copy of our 2009 10-K (excluding the exhibits thereto) accompanies the proxy materials being mailed to our shareholders. We will provide, without charge, upon the written or oral request of any person to whom this proxy statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, including but not limited to the 2009 10-K and the June 2010 10-Q, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to our Secretary at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240, or by calling 317-704-6000. These documents are also included in our SEC filings, which you can access electronically at the SEC website located at www.sec.gov.

	Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Operating Results
Net revenues	$100,577	$101,904	$30,197	$27,524	$49,910	$45,851
Operating (loss) income	$(784)	$(1,902)	$931	$501	$(294)	$(1,166)
(Loss) income from continuing operations	$(1,870)	$(3,405)	$622	$216	$(847)	$(1,657)
Loss from discontinued operations, net of tax	$(36)	$(962)	$–	$–	$–	$–
Loss on sale of discontinued operations, net of tax	$–	$(500)	$–	$–	$–	$–
Net (loss) income	$(1,906)	$(4,867)	$622	$216	$(847)	$(1,657)
Share and Per Share Data
BASIC:
(Loss) income from continuing operations	$(4.32)	$(7.87)	$1.44	$0.49	$(1.96)	$(3.82)
Loss from discontinued operations, net of tax	$(0.08)	$(2.22)	$–	$–	$–	$–
Loss on sale of discontinued operations, net of tax	$–	$(1.15)	$–	$–	$–	$–
Net (loss) income	$(4.40)	$(11.24)	$1.44	$0.49	$(1.96)	$(3.82)
Weighted average common shares (in 000’s)	433	433	433	433	433	433
DILUTED:
(Loss) income from continuing operations	$(4.32)	$(7.87)	$0.18	$0.06	$(1.96)	$(3.82)
Loss from discontinued operations, net of tax	$(0.08)	$(2.22)	$–	$–	$–	$–
Loss on sale of discontinued operations, net of tax	$–	$(1.15)	$–	$–	$–	$–
Net (loss) income	$(4.40)	$(11.24)	$0.18	$0.06	$(1.96)	$(3.82)
Weighted average common shares (in 000’s)	433	433	3,425	3,308	433	433

	As of December 31,		As of June 30,
	2009	2008	2010

Financial Position
Working capital	$11,272	$12,305	$10,632
Current assets	$20,976	$24,918	$23,219
Total assets	$22,553	$27,260	$24,647
Current liabilities	$9,704	$12,613	$12,587
Long-term liabilities	$14,937	$14,903	$14,974
Shareholders’ deficit	$(2,088)	$(256)	$(2,914)
Pro forma financial information is not presented since the reverse split will not have any material effect on our financial condition or the results of our operations.
The following is the ratio of earnings to fixed charges for the periods indicated: negative 0.5 and negative 0.3 for the years ended December 31, 2009 and December 31, 2008, respectively, and approximately zero for the six months ended June 30, 2010. The ratios are less than one because we experienced negative pre-tax income during those periods. For the years ended December 31, 2009 and December 21, 2008 and the six months ended June 30, 2010, our earnings were less than our fixed charges by approximately $1.8 million, $3.8 million, and $0.8 million, respectively.
Our book value per share, as of June 30, 2010, is approximately negative $6.72, based on shareholders’ deficit of $2,914,000 and 433,416 shares of common stock outstanding as of June 30, 2010.

ADDITIONAL AVAILABLE INFORMATION
The reverse split will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, we have filed a Schedule 13E-3 which contains additional information about us. Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any of our interested shareholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to us at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240.
We are subject to the information and reporting requirements of the Exchange Act and in accordance with such act we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549, or may be accessed at www.sec.gov.

By Order of the Board of Directors,

Clinton J. Coleman Chief Executive Officer

[___], 2010

APPENDIX A
FORM OF AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER
OF BELL INDUSTRIES, INC.
(a California corporation)
AND
DELAWARE BELL INDUSTRIES, INC.
(a Delaware corporation)
This Agreement and Plan of Merger, dated as of [date], 2010 (the “Agreement”), is between Bell Industries, Inc., a California corporation (“Bell California”), and Delaware Bell Industries, Inc., a Delaware corporation and wholly-owned subsidiary of Bell California (“Bell Delaware”). Bell California and Bell Delaware are sometimes referred to herein as the “Constituent Corporations.”
RECITALS
A. Bell Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 11,000,000 shares, 10,000,000 of which are designated common stock, $0.01 par value per share, and 1,000,000 of which are designated preferred stock, $0.01 par value per share. The preferred stock of Bell Delaware is undesignated as to series, rights, preferences, privileges or restrictions. As of [______], 2010, 1,000 shares of common stock were issued and outstanding, all of which were held by Bell California, and no shares of preferred stock were issued and outstanding.
B. Bell California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 11,000,000 shares, 10,000,000 of which are designated common stock, without par value, and 1,000,000 of which are designated preferred stock, without par value. The preferred stock of Bell California is undesignated as to series, rights, preferences, privileges or restrictions. As of [______], 2010, [______] shares of common stock and no shares of preferred stock were issued and outstanding.
C. The Board of Directors of Bell California has determined that, for the purpose of effecting the reincorporation of Bell California in the State of Delaware, it is advisable and in the best interests of Bell California and its shareholders that Bell California merge with and into Bell Delaware upon the terms and conditions herein provided.
D. The respective Boards of Directors of Bell Delaware and Bell California have approved and declared the advisability of this Agreement, and have directed that this Agreement be submitted to a vote of their respective sole shareholder and shareholders and executed by the undersigned officers.
AGREEMENT
In consideration of the mutual agreements and covenants set forth herein, Bell Delaware and Bell California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:
1. MERGER
1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law (“DGCL”) and the California General Corporation Law (“CGCL”), Bell California shall be merged with and into Bell Delaware (the “Merger”), the separate existence of Bell California shall cease and Bell Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and Bell Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation.” The name of the Surviving Corporation shall be “Bell Industries, Inc.”

1.2 Filing and Effectiveness. Subject to applicable law, the Merger shall become effective when the following actions shall have been completed:
(a) This Agreement shall have been adopted by the sole shareholder of Bell Delaware and the principal terms of this Agreement shall have been approved by the shareholders of Bell California in accordance with the requirements of the DGCL and the CGCL, respectively;
(b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and
(c) A certificate of merger meeting the requirements of the DGCL (the “Certificate of Merger”) shall have been filed with the Secretary of State of the State of Delaware and this Agreement, together with a Certificate of Ownership as provided in Section 1110 of the CGCL or the Certificate of Merger, shall have been filed with the Secretary of State of the State of California or, in the case of the applicable requirements of California law, as otherwise provided by the CGCL.
The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”
1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of Bell California shall cease and Bell Delaware, as the Surviving Corporation, (a) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (b) shall be subject to all actions previously taken by its and Bell California’s Board of Directors, (c) shall succeed, without other transfer, to all of the assets, rights, powers and property of Bell California in the manner more fully set forth in Section 259 of the DGCL, (d) shall continue to be subject to all of the debts, liabilities and obligations of Bell Delaware as constituted immediately prior to the Effective Date of the Merger, and (e) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Bell California in the same manner as if Bell Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the CGCL.
2. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS
2.1 Certificate of Incorporation. The Certificate of Incorporation of Bell Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.
2.2 Bylaws. The Bylaws of Bell Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.
2.3 Directors and Officers. The directors and officers of Bell California immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation serving in the same class of directors until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.
3. MANNER OF CONVERSION OF STOCK
3.1 Bell California Common Stock. Upon the Effective Date of the Merger, each share of Bell California common stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into one (1) fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

3.2 Bell California Options, Equity Incentive Plan Awards and Restricted Stock.
(a) Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue the 2007 Stock Incentive Plan, as amended (to the extent stock awards continue to remain outstanding and subject to the terms of such plan), the 2001 Stock Option Plan (to the extent stock awards continue to remain outstanding and subject to the terms of such plan) and all other employee benefit plans of Bell California (collectively, the “Incentive Plans”). Each outstanding and unexercised option or other right to purchase or receive, or a security convertible into, Bell California common stock shall become an option or right to purchase or receive, or a security convertible into, the Surviving Corporation’s common stock on the basis of one share of the Surviving Corporation’s common stock for each share of Bell California common stock issuable pursuant to any such option, right to purchase or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Bell California option, stock purchase right or convertible security at the Effective Date of the Merger. There are no options, purchase rights for or securities convertible into preferred stock of Bell California under the Incentive Plans.
(b) A number of shares of the Surviving Corporation’s common stock shall be reserved for issuance under the Incentive Plans equal to the number of shares of Bell California common stock so reserved immediately prior to the Effective Date of the Merger.
3.3 Bell Delaware Common Stock. Upon the Effective Date of the Merger, each share of common stock of Bell Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Bell Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.
3.4 Exchange of Certificates. After the Effective Date of the Merger, each holder of a certificate representing shares of Bell California common stock outstanding immediately prior to the Effective Date of the Merger may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s common stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Unless and until so surrendered, each certificate representing shares of Bell California common stock outstanding immediately prior to the Effective Date of the Merger shall be deemed for all purposes, from and after the Effective Date of the Merger, to represent the number of shares of the Surviving Corporation’s common stock into which such shares of Bell California common stock were converted in the Merger.
The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of common stock of the Surviving Corporation represented by such certificate as provided above.
Each certificate representing common stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Bell California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.
4. CONDITIONS
4.1 The obligations of Bell California under this Agreement shall be conditioned upon the occurrence of the following events:
(a) Shareholder Approval. The principal terms of this Merger Agreement shall have been duly approved by the shareholders of Bell California; and

(b) Consents, Approvals or Authorizations. Any consents, approvals or authorizations that Bell California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws.
5. GENERAL
5.1 Covenants of Bell Delaware. Bell Delaware covenants and agrees that it will, on or before the Effective Date of the Merger:
(a) Qualify to do business as a foreign corporation in the State of California and in connection therewith appoint an agent for service of process as required under the provisions of Section 2105 of the CGCL;
(b) File the Certificate of Merger with the Secretary of State of the State of Delaware;
(c) File this Agreement, together with the Certificate of Ownership, or the Certificate of Merger, with the Secretary of State of the State of California; and
(d) Take such other actions as may be required by the CGCL.
5.2 Further Assurances. From time to time, as and when required by Bell Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Bell California such deeds and other instruments, and there shall be taken or caused to be taken by Bell Delaware and Bell California such further and other actions as shall be appropriate or necessary to vest or perfect in or conform of record or otherwise by Bell Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Bell California and otherwise to carry out the purposes of this Agreement, and the officers and directors of Bell Delaware are fully authorized in the name and on behalf of Bell California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
5.3 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Bell California or of Bell Delaware, or of both, notwithstanding the approval of the principal terms of this Agreement by the shareholders of Bell California or the adoption of this Agreement by the sole shareholder of Bell Delaware, or by both.
5.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Date of the Merger, provided that an amendment made subsequent to applicable shareholder approval shall not, unless approved by such shareholders as required by law:
(a) Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;
(b) Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or
(c) Alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.
5.5 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the CGCL.
5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of Bell Industries, Inc., a California corporation, and Delaware Bell Industries, Inc., a Delaware corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

BELL INDUSTRIES, INC., a California corporation
By:
Name:
Its:

By:
Name:
Its:

DELAWARE BELL INDUSTRIES, INC., a Delaware corporation
By:
Name:
Its:

By:
Name:
Its:

APPENDIX B
CERTIFICATE OF INCORPORATION
OF
DELAWARE BELL INDUSTRIES, INC.
The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:
ONE: The name of this corporation is DELAWARE BELL INDUSTRIES, INC.
TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).
THREE: The corporation’s registered office in the state of Delaware is at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle. The name of its registered agent at such address is The Corporation Trust Company.
FOUR: This corporation is authorized to issue two classes of shares designated, respectively, “Common Stock” and “Preferred Stock.” The number of shares of Common Stock authorized to be issued is ten million (10,000,000), $0.01 par value per share, and the number of shares of Preferred Stock authorized to be issued is one million (1,000,000), $0.01 par value per share.
The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.
FIVE: A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article Five shall eliminate or reduce the effect of this Article Five in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Five would accrue or arise, prior to such amendment or repeal.
SIX: Each person who (a) is or was or had agreed to become a director or officer of the corporation, and each person who is or was serving or who had agreed to serve at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the corporation, and (b) is or was or who had agreed to become an employee or agent of the corporation or who is or was serving or who had agreed to serve at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executor, administrators or estate of such person) may be indemnified by the corporation, in each case in accordance with the corporation’s bylaws, to the full extent permitted from time to time by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Six. Any amendment or repeal of this Article Six shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

SEVEN: The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors shall consist of such number of directors as is set forth in the corporation’s bylaws.
EIGHT2: (1) Except as set forth in Section (2) of this Article Eight:
(a) any merger or consolidation of this corporation or any of its subsidiaries with or into any other corporation, or,
(b) any sale, lease, exchange or other disposition of all or substantially all of the property and assets of this corporation or any of its subsidiaries to or with any other corporation, person or other entity, or
(c) any sale, lease, exchange or other disposition to this corporation or any of its subsidiaries of any assets, cash, securities or other property of any other corporation, person or other entity in exchange for securities of this corporation or any of its subsidiaries, shall require the affirmative vote of the holders of shares representing (i) at least seventy-five percent (75%) of all classes of stock of this corporation entitled to vote in the election of directors, considered for the purposes of this Article Eight as one class, and (ii) at least a majority of all such classes of stock of this corporation considered for the purposes of this Article Eight as one class, which are not beneficially owned, directly or indirectly, by such other corporation, person or other entity, if as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of shares possessing twenty percent (20%) or more of the votes of the outstanding shares of stock of this corporation entitled to vote in the election of directors, considered for the purposes of this Article Eight as one class. Such other corporation, person or other entity is hereafter sometimes referred to as a “related entity.” Such affirmative vote, as provided in this Article Eight, shall be in lieu of any lesser vote of the holders of the stock of this corporation otherwise provided by law or any agreement or contract to which this corporation is a party, and shall be in addition to any class vote to which any class of stock of this corporation may be entitled.
(2) The provisions of this Article Eight shall not apply to any transaction described in clauses (a), (b) or (c) of Section (1) of this Article Eight if:
(a) the Board of Directors of this corporation shall have approved such transaction prior to the time that such corporation, person or other entity became a related entity, or
(b) a majority of the outstanding shares of stock of such other corporation is owned of record or beneficially, directly or indirectly, by this corporation or its subsidiaries.
(3) For the purposes of this Article Eight, and without limiting the definition of “beneficial owner” or “beneficially own,” any corporation, person or other entity shall be deemed to be the “beneficial owner” of or to “beneficially own” any share of stock of this corporation (a) which it has the right to acquire either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (b) which is “beneficially owned,” directly or indirectly (including shares deemed owned through application of the foregoing clause (a) of this Section (3), by any other corporation, person or other entity either with which it or its “affiliate” or “associates” have any apparent arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of this corporation, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect from time to time or any successor provision. Also for purposes of this Article Eight, the “outstanding” shares of any class of stock of this corporation shall include shares deemed owned through application of the foregoing clauses (a) and (b) of this Section (3), but shall not include any other shares which may be issuable either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; and the term “substantially all of the property and assets of this corporation or any of its subsidiaries” shall mean those properties and assets involved in any single transaction or series of related transactions having an aggregate fair market value of more than a majority of the total consolidated assets of this corporation and its subsidiaries.

[2]
If Proposal No. 2 is approved by our shareholders at the Annual Meeting, we will file an amendment to this Certificate of Incorporation to delete this Article Eight in its entirety and replace it with “EIGHT: REMOVED AND RESERVED.”

The Board of Directors of this corporation shall have the power and duty to determine for the purposes of this Article Eight, on the basis of information known to this corporation, whether (i) any corporation, person or other entity “beneficially owns,” directly or indirectly, twenty percent (20%) or more of the shares of stock of this corporation entitled to vote in the election of directors, and (ii) any corporation, person or other entity is an “affiliate” or “associate” of another. Any such determination made in good faith shall be conclusive and binding for all purposes of this Article Eight.
(4) No amendment to the Certificate of Incorporation of this corporation shall amend, alter, change or repeal any of the provisions of this Article Eight unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of (a) seventy-five percent (75%) of all classes of stock of this corporation entitled to vote in the election of directors, considered for the purposes of this Article Eight as one class, and (b) at least a majority of all such classes of stock of this corporation, considered for the purposes of this Article Eight as one class, which are not beneficially owned, directly or indirectly, by a related entity.
NINE: (1) The affirmative vote of the holders of shares of voting stock of this corporation representing at least a majority of the Disinterested Shares (as hereinafter defined) of this corporation shall be required before this corporation may purchase any outstanding shares of stock of this corporation at a price known by this corporation to be above Market Price (as hereinafter defined) from a Person known by this corporation to be a Selling Stockholder (as hereinafter defined), unless the purchase is made by this corporation on the same terms and conditions and as a result of a duly authorized offer to purchase to the holders of all shares of stock of this corporation of the same class.
(2) For purposes of this Article Nine:
(a) A Person is deemed to “Beneficially Own” any shares of capital stock of this corporation (i) which it has the right to acquire, hold or vote pursuant to any agreement, arrangement or undertaking or upon exercise of conversion rights, warrants, options or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of the foregoing clause (i)) by any other Person (x) with which it or its Affiliate (as hereinafter defined) or Associate (as hereinafter defined) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of this corporation, or (y) which is its Affiliate or Associate.
(b) “Disinterested Shares” means all shares of capital stock of this corporation entitled to be cast in the election of directors, considered for purposes hereof as one class, which are not Beneficially Owned by the Selling Stockholder proposing to enter into a transaction described in Section (1) above.
(c) “Market Price” for any share of stock of this corporation means the highest closing sale price of a share of such stock during the 30-day period immediately preceding the relevant date, as reported on the composite tape or similar reporting system, for issues listed on such national securities exchange upon which the stock is listed as may be designated by the Board of Directors for the purposes hereof or, if the stock is not listed on any national securities exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the relevant date in the over-the-counter market as reported by Pink OTC Market Inc. or a similar organization. When no price can be determined in the foregoing manner for the stock, its “Market Price” shall mean the price of such stock as determined by the Board of Directors in its absolute discretion.

(d) “Person” means any corporation, individual, person, partnership or other person or entity (including a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934).
(e) “Selling Stockholder” means any Person which Beneficially Owns in the aggregate more than five percent (5%) of the voting power of stock of this corporation.
(f) “Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect from time to time or under any successor provision.
(3) Nothing contained in this Article Nine shall be construed to relieve any Selling Stockholder from any fiduciary obligation imposed by law.
(4) The Board of Directors of this corporation shall have the power to determine the application of or compliance with this Article Nine, including without limitation (a) whether a Person is a Selling Stockholder; (b) whether a Person is an Affiliate or Associate of another; (c) whether Section (1) is or has become applicable with respect to a proposed transaction; (d) what is the Market Price and whether a price is above Market Price; and (e) when or whether a purchase or agreement to purchase any share of shares of stock of this corporation has occurred and when or whether a Person has become a Beneficial Owner of any share or shares of stock of this corporation. Any decision or action taken by the Board of Directors arising out of or in connection with the construction, interpretation and effect of this Article Nine shall lie within its absolute discretion and shall be conclusive and binding except in circumstances involving bad faith.
(5) The affirmative vote of the holders of shares of voting stock of this corporation representing at least a majority of the Disinterested Shares, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article Nine.
TEN: The name and mailing address of the Sole Incorporator is as follows: Clinton J. Coleman, 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240.
IN WITNESS WHEREOF, the undersigned, being the Sole Incorporator of the Corporation designated in Article Ten, has executed this Certificate of Incorporation on September 30, 2010.

By:
	Name:	Clinton J. Coleman

APPENDIX C
BYLAWS

OF

DELAWARE BELL INDUSTRIES, INC.
Section 1.01 Principal Executive Office. The principal executive office of the corporation shall be located at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240. The Board of Directors shall have the power to change the principal office to another location and may fix and locate one or more subsidiary offices within or without the State of Delaware.
Section 1.023 Number of Directors. The Board shall consist of at least four (4), but no more than seven (7) directors, as shall be fixed from time to time by the affirmative vote of a majority of the entire Board of Directors.
ARTICLE II. SHARES AND STOCKHOLDERS
Section 2.01 Meetings of Stockholders.
(a) Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).
(b) Annual Meetings.
(1) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (A) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (B) brought specifically by or at the direction of the Board of Directors; or (C) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 2.01(b)(2) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 2.01(b). For the avoidance of doubt, clause (C) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.
(2) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

[3]
This presumes that Proposal No. 3 was approved by our shareholders at the Annual Meeting. If Proposal No. 3 is not approved by our shareholders, this section will be amended by our board of directors as soon as practicable following the Annual Meeting to include the language currently set forth in Section 1.02 of the Bylaws of Bell Industries, Inc., a California corporation.

(A) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Section 2.01(b)(1) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 2.01(b)(2)(C) and must update and supplement such written notice on a timely basis as set forth in Section 2.01(b)(3). Such stockholder’s notice shall set forth: (i) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (ii) the information required by Section 2.01(b)(2)(D). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(B) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Section 2.01(b) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 2.01(b)(2)(C), and must update and supplement such written notice on a timely basis as set forth in Section 2.01(b)(3). Such stockholder’s notice shall set forth: (i) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (ii) the information required by Section 2.01(b)(2)(D).
(C) To be timely, the written notice required by Section 2.01(b)(2)(A) or (B) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 2.01(b)(2)(C), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(D) The written notice required by Section 2.01(b)(2)(A) or (B) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (i) the name and address of each Proponent, as they appear on the corporation’s books; (ii) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (iii) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (iv) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 2.01(b)(2)(A)) or to propose the business that is specified in the notice (with respect to a notice under Section 2.01(b)(2)(B)); (v) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 2.01(b)(2)(A)) or to carry such proposal (with respect to a notice under Section 2.01(b)(2)(B)); (vi) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (vii) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
For purposes of Sections 2.01(b) and (c), a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:
(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,
(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,
(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or
(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.
(3) A stockholder providing written notice required by Section 2.01(b)(2)(A) or (B) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (A) the record date for notice of the meeting and (B) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (A) of this Section 2.01(b)(3), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for notice of the meeting. In the case of an update and supplement pursuant to clause (B) of this Section 2.01(b)(3), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(4) Notwithstanding anything in Section 2.01(b)(2)(C) to the contrary, in the event that the number of directors in an Expiring Class is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 2.01(b)(2)(C), a stockholder’s notice required by this Section 2.01(b) and which complies with the requirements in Section 2.01(b)(2)(A), other than the timing requirements in Section 2.01(b)(2)(C), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.
(5) A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (B) of Section 2.01(b)(1), or in accordance with clause (C) of Section 2.01(b)(1). Only such business shall be conducted at an annual meeting as shall have been brought before the meeting in accordance with the procedures set forth in this section. Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 2.01(b)(2)(D)(iv) and (v), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.
(6) Notwithstanding the foregoing provisions of this Section 2.01(b), in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 2.01(b)(1)(C) of these Bylaws.
(7) For purposes of Sections 2.01(b) and (c),
(A) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and
(B) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).
(c) Special Meetings.
(1) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), the Chairman of the Board, the Chief Executive Officer or upon delivery to the Secretary of the corporation of one or more written demands for a special meeting of the stockholders describing the purposes of that meeting and signed and dated by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at that meeting.
(2) For a special meeting called pursuant to Section 2.01(c), the Board of Directors shall determine the time and place of such special meeting. Following determination of the time and place of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of subsection (d) below of these Bylaws. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.

(3) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (A) by or at the direction of the Board of Directors or (B) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 2.01(b)(2)(A). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 2.01(b)(2)(A) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 2.01(b)(3). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(4) Notwithstanding the foregoing provisions of this Section 2.01(c), a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.01(c). Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 2.01(c)(3) of these Bylaws.
(d) Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission in the manner provided in Section 232 of the DGCL, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, such notice to specify the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining the stockholders entitled to notice of the meeting and, in the case of special meetings, the purpose or purposes of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
(e) Adjourned Meeting and Notice Thereof. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than forty-five (45) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 2.08 hereof, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

(f) Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of all of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section 2.02 Stockholder Action Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of the corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Prompt notice, as required by the DGCL, of the taking of the corporate action without a meeting by written consent shall be given to those stockholders who have not consented in writing. If the action that is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the DGCL.
Section 2.03 List of Stockholders. The officer who has charge of the stock ledger of the corporation or the transfer agent shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall be open to examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network and the information required to access such list shall be provided with the notice of the meeting.

Section 2.04 Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or execute consents, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 2.03 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted or acted upon after three (3) years from its date of creation unless the proxy provides for a longer period.
Section 2.05 Inspectors of Election.
(a) Appointment. In advance of any meeting of stockholders the Board may appoint inspectors of election to act at the meeting and any adjournment thereof. If inspectors of election are not so appointed, or if any persons so appointed fail to appear or refuse to act, the chairman of any meeting of stockholders may, and on the request of any stockholder or a stockholder’s proxy shall, appoint inspectors of election (or persons to replace those who so fail or refuse) at the meeting. The number of inspectors shall be either one or three. If appointed at a meeting on the request of one or more stockholders or proxies, the majority of shares represented in person or by proxy shall determine whether one or three inspectors are to be appointed.
(b) Duties. The inspectors of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies, receive votes, ballots or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, determine when the polls shall close, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all stockholders. The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.
Section 2.06 Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) vote, the act of the majority so voting binds all; or (c) if more than one (1) vote, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Delaware Court of Chancery or such other court as may have jurisdiction for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 2.07 Organization
(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or if the Chief Executive Officer is absent, a chairman of the meeting chosen by a majority of the voting power of the shares, present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote shall act as chairman. The Secretary, or, in his or her absence, any other person directed to do so by the chairman of the meeting, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
Section 2.08 Record Date.
(a) In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Director so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.08 at the adjourned meeting.
(b) In order that the corporation may determine the stockholders entitled to express consent to corporation action in writing without a meeting, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is delivered to the corporation by delivery to its principal place of business, or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded.
(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
(d) Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 2.09 Shares of Stock. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so determined by the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock of the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the Chief Executive Officer or any Vice President and by the Secretary or any Treasurer, Assistant Treasurer or Assistant Secretary, certifying the number of shares owned by him or her in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.
Section 2.10 Transfer of Certificates. Transfers of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares and proper evidence of compliance with other conditions of applicable law, by contract or otherwise to the rightful transfer. Upon receipt of proper transfer instructions and proper evidence of compliance with other conditions of applicable law, by contract or otherwise to rightful transfer from the registered owner of the uncertificated or certificated shares, any certificates representing the shares so transferred shall be cancelled, and issuance of a stock certificate or uncertificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation. The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 2.11 Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed and on such terms and conditions as the corporation may require. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
ARTICLE III. DIRECTORS
Section 3.01 Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section 3.02 Committees of the Board.
(a) The Board of Directors may, from time to time, appoint such committees as may be permitted by law. Such committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the power to (1) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, (2) adopt, amend or repeal any Bylaw of the corporation, (3) fill vacancies on the Board of Directors or any committee, (4) approve a distribution to the shareholders of the corporation except at a rate or within a price range determined by the Board of Directors, or (5) appoint other committee of the Board of Directors or members thereof.

(b) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsection (a) of this Section 3.02, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, and any alternate member in his or her place, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(c) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 3.02 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section 3.03 Election and Term of Office. The directors shall be elected at each annual meeting of stockholders but, if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of stockholders held for that purpose. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.
Section 3.04 Vacancies. Unless otherwise provided in the Certificate of Incorporation or by applicable law, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Section 3.04 in the case of the death, removal or resignation of any director.
Section 3.05 Removal. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and any limitation imposed by law, any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Section 3.06 Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective upon receipt by the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.
Section 3.07 Meetings of the Board of Directors and Committees.
(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b) Organization Meeting. Immediately following each annual meeting of stockholders the Board of Directors shall hold a regular meeting for the purpose of organization, election of officers, and the transaction of other business. Notice of such meetings is hereby dispensed with.
(c) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer, any Vice President, the Secretary or any two directors.
(d) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(e) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be delivered orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic transmission, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting.
(f) Waiver of Notice. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
(g) Adjournment. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than 24 hours, notice of such adjournment to another time and place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of adjournment.

(h) Quorum.
(1) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 6.01 for which a quorum shall be one-third of the total number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the total number of authorized directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, or such earlier date, without notice other than by announcement at the meeting.
(2) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.
Section 3.08 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 3.09 Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 3.10 Committee Meetings. The provisions of Sections 3.07 and 3.08 of these Bylaws apply also to committees of the Board and action by such committees, mutatis mutandis.
Section 3.11 Loans to Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.
ARTICLE IV. OFFICERS
Section 4.01 Officers. The officers of the corporation shall include, if and when designated by the Board of Directors, a Chairman of the Board, the Chief Executive Officer, one or more Vice Presidents, the Secretary, and such additional officers as may be elected or appointed in accordance with Section 4.03 of these Bylaws and as may be necessary to enable the corporation to sign instruments and share certificates. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 4.02 Elections. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
Section 4.03 Other Officers. The Board of Directors, the Chairman of the Board, or Chief Executive Officer at their or his discretion, may appoint one or more vice presidents, one or more assistant secretaries, a treasurer, one or more assistant treasurers, or such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as the Board of Directors, the Chairman of the Board, or the Chief Executive Officer, as the case may be, may from time to time determine.
Section 4.04 Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written or electronic consent of the directors in office at the time, or by any committee of the Board of Directors or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.
Section 4.05 Resignation. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 4.06. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to such office.
Section 4.07 Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors.
Section 4.08 Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders, unless the Chairman of the Board of Directors has been appointed and is present. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 4.09 Vice President. The Vice Presidents may assume and perform the duties of the Chief Executive Officer in the absence or disability of the Chief Executive Officer or whenever the office of Chief Executive Officer is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.
Section 4.10 Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.

ARTICLE V. EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 5.01 Execution Of Corporate Instruments.
(a) The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.
(b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the corporation, and other corporate instruments or documents requiring the corporate seal, if any, and certificates of shares of stock owned by the corporation, shall be executed, signed or endorsed by the Chairman of the Board of Directors, or the Chief Executive Officer or any Vice President, and by the Secretary or any Treasurer, Assistant Secretary or Assistant Treasurer. All other instruments and documents requiring the corporate signature, but not requiring the corporate seal, may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge the corporation’s credit or to render it liable for any purpose or for any amount.
Section 5.02 Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, or any Vice President.
ARTICLE VI. INDEMNIFICATION
Section 6.01 Indemnification of Directors, Officers, Employees and Other Agents.
(a) Directors and Officers. The corporation shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director officer in connection with any proceeding (or part thereof) initiated by such person unless (1) such indemnification is expressly required to be made by law, (2) the proceeding was authorized by the Board of Directors of the corporation, (3) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (4) such indemnification is required to be made under subsection (d).
(b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person, to such officers or to other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (1) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors or officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officers. Any right to indemnification or advances granted by this section to a director or officers shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (1) the claim for indemnification or advances is denied, in whole or in part, or (2) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.
(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.
(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.
(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.
(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:
(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE VII. NOTICES
Section 7.01 Notices
(a) Notice To Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 2.01(d) herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, notice to stockholders for purposes other than stockholder meetings may be sent by US mail or electronic transmission in the manner provided in Section 232 of the DGCL.
(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c) Affidavit Of Mailing. An affidavit of mailing, executed by the Secretary or the Assistant Secretary or the transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE VIII. MISCELLANEOUS
Section 8.01 Amendments. Subject to the limitations set forth in Section 6.01 (h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation by the vote of the holders of a majority of the authorized shares entitled to vote, except as otherwise provided by law or the Certificate of Incorporation.
Section 8.02 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors. In the absence of such resolution, the fiscal year shall be the calendar year.
Section 8.03 Construction and Definitions. Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of the foregoing, the masculine gender includes the feminine and neuter, the singular number includes the plural and the plural number includes the singular, and the term “person” includes a corporation as well as a natural person.

APPENDIX D
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DELAWARE BELL INDUSTRIES, INC.
The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:
FIRST: That the Board of Directors of Delaware Bell Industries, Inc. (the “corporation”) at a meeting duly called and held adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation (the “Certificate of Incorporation”) of the corporation and calling a meeting of the stockholders of the corporation for consideration thereof:
RESOLVED, that Article One of the Certificate of Incorporation of the corporation shall be amended and restated in its entirety as follows:
“ONE: The name of this corporation is Bell Industries, Inc.”
RESOLVED, that the Certificate of Incorporation of the corporation shall be amended by adding the following paragraph to Article Four:
“At close of business on the Effective Date (as defined below), of filing of this Certificate of Amendment with the Delaware Secretary of State, each twenty (20) shares of the corporation’s common stock, $0.01 par value per share (the “Common Stock”) that are issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock of the corporation and the authorized shares of the corporation shall remain as set forth in the Certificate of Incorporation. No fractional shares shall be issued in connection with the foregoing reverse stock split. To the extent that a stockholder holds a number of shares of Common Stock immediately after the Effective Date that is not a whole number, such stockholder shall receive cash in lieu of a fractional share, based on a stock price of $[_____] per share.”
[RESOLVED, that Article Eight of the Certificate of Incorporation of the corporation shall be amended and restated in its entirety as follows:
“EIGHT: REMOVED AND RESERVED.”]4
The remaining provisions of the Certificate of Incorporation shall remain unchanged. Further, as a result of the reverse split, any outstanding options, warrants and rights as of the Effective Date that are subject to adjustment will be adjusted accordingly.
SECOND: That thereafter, pursuant to the resolution of its Board of Directors, a meeting of the stockholders of the corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of the amendment.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

[4]	To be included in the Certificate of Amendment only if Proposal No. 2 is approved by our shareholders at the Annual Meeting.

D-1

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on  _____, 2010 (the “Effective Date”).
IN WITNESS WHEREOF, the corporation has caused this certificate to be signed this  _____ day of _____, 2010.

DELAWARE BELL INDUSTRIES, INC.
By:
	Name:	Clinton J. Coleman
	Its:	Chief Executive Officer

D-2

Preliminary Copy - Subject to Completion
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

BELL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
December 10, 2010 12:00 P.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a shareholder of Bell Industries, Inc., a California corporation, hereby appoints CLINTON J. COLEMAN the proxy of the undersigned, with the power to appoint his substitute, and hereby authorizes him to represent and to vote for the undersigned all the shares of Bell Industries, Inc. common stock held of record on [                    ], 2010 by the undersigned at the Annual Meeting of Shareholders to be held on December 10, 2010 or any postponements or adjournments thereof as follows on the reverse side of this proxy card. Unless otherwise specified on the reverse side, this proxy authorizes the proxy to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting of Shareholders for, and to allocate such votes among, one or more of the nominees listed on the reverse side as the proxy determines in his discretion. To specify a different method of cumulative voting, write “cumulate for” and the number of shares and the name(s) of the nominee(s) in the space provided on the reverse side and mark the box next to the instructions at the bottom.
THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS SAID PROXY DEEMS ADVISABLE.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
BELL INDUSTRIES, INC. 8888 KEYSTONE CROSSING, STE 1700 INDIANAPOLIS, IN 46240
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # à 000000000000
NAME

THE COMPANY NAME INC. - COMMON	SHARES	123, 456, 789, 012. 12345
THE COMPANY NAME INC. - CLASS A		123, 456, 789, 012. 12345
THE COMPANY NAME INC. - CLASS B		123, 456, 789, 012. 12345
THE COMPANY NAME INC. - CLASS C		123, 456, 789, 012. 12345
THE COMPANY NAME INC. - CLASS D		123, 456, 789, 012. 12345
THE COMPANY NAME INC. - CLASS E		123, 456, 789, 012. 12345
THE COMPANY NAME INC. - CLASS F		123, 456, 789, 012. 12345
THE COMPANY NAME INC. - 401 K		123, 456, 789, 012. 12345
PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends that you vote FOR the following:

To cumulate your votes for one or more nominees, see the instruction below.

1.	Election of Directors Nominees 01 Mr. Dale A. Booth _____ 02 Mr. Clinton J. Coleman _____ 03 Mr. Michael R. Parks _____ 04 Mr. Mark E. Schwarz _____	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal(s):

2.	To approve an amendment to the Company’s charter to eliminate the supermajority voting requirements for transactions with related entities	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to Section 1.02 of the Company’s bylaws regarding the size of the Board of Directors	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To approve the reincorporation of the Company from California to Delaware (the “Reincorporation”) by means of a merger with and into a wholly-owned Delaware subsidiary	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To approve, in the event that the Reincorporation is effected, an amendment to the Company’s certificate of incorporation to effect a 1-for-20 reverse stock split	FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010	FOR ☐	AGAINST ☐	ABSTAIN ☐

7.	If necessary, to adjourn the Annual Meeting to permit further solicitation of proxies if there are not sufficient votes to approve the Reincorporation and/or the reverse stock split	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOTE:	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, please mark the box.
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For address change/comments, mark here. (see reverse for instructions)	☐	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	WILL ATTEND ☐

Signature of
Signature of		Shareholder (if
Shareholder:	Date:	shares held jointly)	Date:
NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.